EXHIBIT 10.11


                   AMERICAN INDUSTRIAL REAL ESTATE ASSOCIATION
            STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE - NET
                (DO NOT USE THIS FORM FOR MULTI-TENANT BUILDINGS)

1.      BASIC PROVISIONS ("BASIC PROVISIONS")

        1.1 PARTIES: This Lease ("LEASE"), dated for reference purposes only January 1, 1999 is made by and between WERNER WOLFEN, TRUSTEE OF THE LOUIS GLASIER 1974 REVOCABLE TRUST, MICHAEL DUNITZ, NANCY BRUCH, DOROTHY A. DUNITZ, HARVEY ROSENBERG, AND JUDY ROSENBERG ("LESSOR") and VETERINARY CENTERS OF AMERICA, INC, a Delaware corporation ("LESSEE"), (collectively the "PARTIES," or individually a "PARTY").

        1.2 PREMISES: That certain real property, including all improvements therein or to be provided by Lessor under the terms of this Lease, and commonly known as 12401 West Olympic Blvd., Los Angeles (APN 4259-019-009) located in the County of Los Angeles, State of California and generally described as (describe briefly the nature of the property and, if applicable, the "PROJECT", if the property is located within Project) the three (3) buildings which contain approximately 30,782 square feet of space, subject to measurement as provided in Paragraph 48, together with the presently existing parking lot, all of which constitute the Premises ("PREMISES"). (See also Paragraph 2.)

        1.3 EARLY POSSESSION: The provisions regarding Early Possession are not applicable to this Lease. ("EARLY POSSESSION DATE").

        1.4 BASE RENT: $ SEE PARAGRAPH 50 per month ("BASE RENT"), payable on the first (1st) day of each month commencing on the-Rent Commencement Date (as defined in Para. 49.3) (See also Paragraph 4) |X|If this box is checked, there are provisions in this Lease for the Base Rent to be adjusted.

        1.5 BASE RENT PAID UPON EXECUTION: $ SEE PARAGRAPH 60 as Base Rent for the period of the fifth month after the Rent Commencement Date.

        1.6 SECURITY DEPOSIT: $ zero ($0.00) ("SECURITY DEPOSIT"). (See also Paragraph 4.)

        1.7 AGREED USE: General offices and uses related to general offices but for no other use or purpose. (See also Paragraph 5.)

        1.8 INSURING PARTY. Lessor is the "INSURING PARTY" unless otherwise stated herein. (See also Paragraph 7.)

        1.9 REAL ESTATE BROKERS: (See also Paragraph 14)

        (a) REPRESENTATION: The following real estate brokers (collectively, the "BROKERS") and brokerage relationships exist in this transaction (check applicable boxes):

|X| Madison Partners (through Mitch Stokes) represents Lessor exclusively ("LESSOR'S BROKER");


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|X|  Lee & Assoc. Commercial R.E. Services (through Richard B. Abbitt and Duncan
     Lemmon) represents Lessee exclusively ("LESSEE'S BROKER"); or

|_|  ("DUAL AGENCY") represents both Lessor and LESSEE.

        (b) PAYMENT TO BROKERS: Upon execution and delivery of this Lease by both Parties, Lessor shall pay to the Broker the fee agreed to in their separate written agreement.

        1.10 ADDENDA AND EXHIBITS. Attached hereto is an Addendum or Addenda consisting of Paragraphs 48 through 83 and Exhibits A, B, C & D all of which constitute a part of this Lease.

2.      PREMISES.

        2.1 LETTING. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease.

        2.2 CONDITION. Lessor shall deliver the Premises to Lessee broom clean and free of debris on the Commencement Date ("START DATE"), and, so long as the required service contracts described in Paragraph 6.1(b) below are obtained by Lessee within thirty (30) days following the Start Date, warrants that the existing electrical, plumbing, fire sprinkler, lighting, heating, ventilating and air conditioning systems ("HVAC"), loading doors, if any, and all other such elements in the Premises, other than those constructed by Lessee, shall be in good operating condition on said date and that the structural elements of the roof, bearing walls and foundation of any buildings on the Premises (the "BUILDING") shall be free of material defects. If a non-compliance with said warranty exists as of the Start Date, Lessor shall, as Lessor's sole obligation with respect to such matter, except as otherwise provided in this Lease, promptly receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, rectify same at Lessor's expense. If, after the Start Date, Lessee does not give Lessor written notice of any non-compliance with this warranty within: (i) eighteen (18) months as to the surface of the roof and the structural portions of the roof, foundations and bearing walls, (ii) twelve (12) months as to the HVAC systems (iii) ninety (90) days as to the remaining systems and other elements of the Building, correction of such non-compliance shall be the obligation of Lessee at Lessee's sole cost and expense.

        2.3 COMPLIANCE. Lessor warrants that the improvements on the Premises comply with all applicable laws, covenants or restrictions of record, building codes, regulations and ordinances ("APPLICABLE REQUIREMENTS") in effect on the Start Date. Said warranty does not apply to the use to which Lessee will put the Premises or to any Alterations or Utility Installations (as defined in Paragraph 6.3(a)) made or to be made by Lessee. NOTE: Lessee is responsible for determining whether or not the zoning is appropriate for Lessee's intended use, and acknowledges that past uses of the Premises may no longer be allowed. If the Premises do not comply with said warranty, Lessor shall, except as otherwise provided, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, rectify the same at Lessor's expense. If Lessee does not give Lessor written notice of a non-compliance with this warranty within six (6) months following the Start Date,


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correction of that non-compliance shall be the obligation of Lessee at Lessee's sole cost and expense. If the Applicable Requirements are hereafter changed (as opposed to being in existence at the Start Date, which is addressed in Paragraph 5.2(e) below) so as to require during the term of this Lease the construction of an addition to or an alteration of the Building, the remediation of any Hazardous Substance, or the reinforcement or other physical modification of the Building ("CAPITAL EXPENDITURE"), Lessor and Lessee shall allocate the cost of such work as follows:

        (a) Subject to Paragraph 2.3(c) below, if such Capital Expenditures are required as a result of the specific and unique use of the Premises by Lessee as compared with uses by tenants in general, Lessee shall be fully responsible for the cost thereof, provided, however that if such Capital Expenditure is required during the last two (2) years of this Lease and the cost thereof exceeds six (6) months' Base Rent, Lessee may instead terminate this Lease unless Lessor notifies Lessee, in writing, within ten (10) days after receipt of Lessee's termination notice that Lessor has elected to pay the difference between the actual cost thereof and the amount equal to six (6) months' Base Rent. If Lessee elects termination, Lessee shall immediately cease the use of the Premises which requires such Capital Expenditure and deliver to Lessor written notice specifying a termination date at least ninety (90) days thereafter. Such termination date shall, however, in no event be earlier than the last day that Lessee could legally utilize the Premises without commencing such Capital Expenditure.

        (b) If such Capital Expenditure is not the result of the specific and unique use of the Premises by Lessee (such as, governmentally mandated seismic modifications), then Lessor and Lessee shall allocate the obligation to pay for such costs pursuant to the provisions of Paragraph 6.1 (c); provided, however, that if such Capital Expenditure is required during the last two years of this Lease or if Lessor reasonably determines that it is not economically feasible to pay its share thereof, Lessor shall have the option to terminate this Lease upon ninety (90) days prior written notice to Lessee unless Lessee notifies Lessor, in writing, within ten (10) days after receipt of Lessor's termination notice that Lessee will pay for such Capital Expenditure. If Lessor does not elect to terminate, and fails to tender its share of any such Capital Expenditure, Lessee may advance such funds and deduct same, with Interest, from Rent until Lessor's share of such costs have been fully paid. If Lessee is unable to finance Lessor's share, or if the balance of the Rent due and payable for the remainder of this Lease is not sufficient to fully reimburse Lessee on an offset basis, Lessee shall have the right to terminate this Lease upon thirty (30) days written notice to Lessor.

        (c) Notwithstanding the above, the provisions concerning Capital Expenditures are intended to apply only to non-voluntary, unexpected, and new Applicable Requirements. If the Capital Expenditures are instead triggered by Lessee as a result of an actual or proposed change in use, change in intensity of use, or modification to the Premises then, and in that event, Lessee shall be fully responsible for the cost thereof, and Lessee shall not have any right to terminate this Lease.

        2.4 ACKNOWLEDGEMENTS. Lessee acknowledges that: (a) it has been advised by Lessor and/or Brokers to satisfy itself with respect to the condition of the Premises (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements), and their suitability for Lessee's intended use, (b) Lessee has made such investigation as it deems necessary with reference to such matters and


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assumes all responsibility therefor as the same relate to its occupancy of the
Premises, and (c) neither Lessor, Lessor's agents, nor any Broker has made any oral or written representations or warranties with respect to said matters other than as set forth in this Lease. In addition, Lessor acknowledges that: (a) Broker has made no representations, premises or warranties concerning Lessee's ability to honor the Lease or suitability to occupy the Premises, and (b) it is Lessor's sole responsibility to investigate the financial capability and/or suitability of all proposed tenants.

        2.5 LESSEE AS PRIOR OWNER/OCCUPANT. The warranties made by Lessor in Paragraph 2 shall be of no force or effect if immediately prior to the Start Date Lessee was the owner or occupant of the Premises. In such event, Lessee shall be responsible for any necessary corrective work.

3.      TERM.

        3.1 TERM. The Commencement Date, Expiration Date and Original Term of this Lease are as specified in Paragraph 49.

        3.2 LESSEE COMPLIANCE. Lessor shall not be required to tender possession of the Premises to Lessee until Lessee complies with its obligation to provide evidence of insurance (Paragraph 7.5). Pending delivery of such evidence, Lessee shall be required to perform all of its obligations under this Lease from and after the Start Date, including the payment of Rent, notwithstanding Lessor's election to withhold possession pending receipt of such evidence of insurance. Further, if Lessee is required to perform any other conditions prior to or concurrent with the Start Date, the Start Date shall occur but Lessor may elect to withhold possession until such conditions are satisfied.

4.      RENT.

        4.1 RENT DEFINED. All monetary obligations of Lessee to Lessor under the terms of this Lease (except for the Security Deposit) are deemed to be rent ("RENT").

        4.2 PAYMENT. Lessee shall cause payment of Rent to be received by Lessor in lawful money of the United States, without offset or deduction (except as specifically permitted in this Lease), on or before the day on which it is due. Rent for any period during the term hereof which is for less than one (1) full calendar month shall be prorated based upon the actual number of days of said month. Payment of Rent shall be made to Lessor at its address stated herein or to such other persons or place as Lessor may from time to time designate in writing. Acceptance of a payment which is less than the amount then due shall not be a waiver of Lessor's rights to the balance of such Rent, regardless of Lessor's endorsement of any check so stating.

5.      USE.

        5.1 USE. Lessee shall use and occupy the Premises only for the Agreed Use, and for no other purpose. Lessee shall not use or permit the use of the Premises in a manner that is unlawful, creates damage, waste or a nuisance, or that disturbs owners and/or occupants of, or causes damage to neighboring properties. Lessor shall not unreasonably withhold or delay its consent to any written request for a modification of the Agreed Use, so long as the same will not impair the structural integrity of the improvements on the Premises or the mechanical or


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electrical systems therein, is not significantly more burdensome to the
Premises. If Lessor elects to withhold consent, Lessor shall within five (5) business days after such request give written notification of same, which notice shall include an explanation of Lessors objections to the change in use.

        5.2 HAZARDOUS SUBSTANCES.

        (a) REPORTABLE USES REQUIRE CONSENT. The term "HAZARDOUS SUBSTANCE" as used in this Lease shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental authority, or
(iii) a basis for potential liability of Lessor to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof. Lessee shall not engage in any activity in or on the Premises which constitutes a Reportable Use of Hazardous Substances without the express prior written consent of Lessor and timely compliance (at Lessee's expense) with all Applicable Requirements. "REPORTABLE USE" shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or
(iii) the presence at the Premises of a Hazardous Substance with respect to which any Applicable Requirements requires that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Lessee may use any ordinary and customary materials reasonably required to be used in the normal course of the Agreed Use, so long as such use is in compliance with all Applicable Requirements, is not a Reportable Use, and does not expose the Premises or neighboring property to any meaningful risk of contamination or damage or expose Lessor to any liability therefor. In addition, Lessor may condition its consent to any Reportable Use upon receiving such additional assurances as Lessor reasonably deems necessary to protect itself, the public, the Premises and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of protective modifications (such as concrete encasements) and/or increasing the Security Deposit.

        (b) DUTY TO INFORM LESSOR. If Lessee knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises, other than as previously consented to by Lessor, Lessee shall immediately give written notice of such fact to Lessor, and provide Lessor with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance. See Addendum Paragraph 81.1.1

        (c) LESSEE REMEDIATION. Lessee shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Lessee's expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or


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monitoring of the Premises or neighboring properties, that was caused or materially contributed to by Lessee, or pertaining to or involving any Hazardous Substance brought onto the Premises during the term of this Lease, by or for Lessee, or any third party.

        (d) LESSEE INDEMNIFICATION. Lessee shall indemnify, defend and hold Lessor, its agents, employees, lenders and ground lessor, if any, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties, and attorneys' and consultants' fees arising out of or involving any Hazardous Substance brought onto the Premises by or for Lessee, or any third party (provided, however, that Lessee shall have no liability under this Lease with respect to underground migration of any Hazardous Substance under the Premises from adjacent properties). Lessee's obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Lessee, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. NO TERMINATION, CANCELLATION OR RELEASE AGREEMENT ENTERED INTO BY LESSOR AND LESSEE SHALL RELEASE LESSEE FROM ITS OBLIGATIONS UNDER THIS LEASE WITH RESPECT TO HAZARDOUS SUBSTANCES, UNLESS SPECIFICALLY SO AGREED BY LESSOR IN WRITING AT THE TIME OF SUCH AGREEMENT.

        (e) LESSOR INDEMNIFICATION. Lessor and its successors and assigns shall indemnify, defend, reimburse and hold Lessee, its employees and lenders, harmless from and against any and all environmental damages, including the cost of remediation, which existed as a result of Hazardous Substances on the Premises prior to the Start Date or which are caused by the gross negligence or willful misconduct of Lessor, its agents or employees. Lessor's obligations, as and when required by the Applicable Requirements, shall include, but not be limited to, the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease.

        (f) INVESTIGATIONS AND REMEDIATIONS. Lessor shall retain the responsibility and pay for any investigations or remediation measures required by governmental entities having jurisdiction with respect to the existence of Hazardous Substances on the Premises prior to the Start Date, unless such remediation measure is required as a result of Lessee's use (including "Alterations", as defined in paragraph 6.3(a) below) of the Premises, in which event Lessee shall be responsible for such payment. Lessee shall cooperate fully in any such activities at the request of Lessor, including allowing Lessor and Lessor's agents to have reasonable access to the Premises at reasonable times in order to carry out Lessor's investigative and remedial responsibilities.

        (g) (See Addendum 81.2).

        5.3 LESSEE'S COMPLIANCE WITH APPLICABLE REQUIREMENTS. Except as otherwise provided in this Lease, Lessee shall, at Lessee's sole expense, fully, diligently and in a timely manner, materially comply with all Applicable Requirements, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Lessor's engineers and/or consultants which relate in any manner to the Premises, without regard to whether said requirements are now in effect or become effective after the Start Date. Lessee shall, within ten (10) days after receipt of Lessors written request, provide Lessor with copies of all permits and other documents, and other information evidencing Lessee's compliance with any Applicable


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Requirements specified by Lessor, and shall immediately upon receipt, notify
Lessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Lessee or the Premises to comply with any Applicable Requirements.

        5.4 INSPECTION; COMPLIANCE. Lessor and Lessor's "Lender" (as defined in Paragraph 29 below) and consultants shall have the right to enter into Premises at any time, in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Premises and for verifying compliance by Lessee with this Lease. The cost of any such inspections shall be paid by Lessor, unless a violation of Applicable Requirements, or a contamination is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority. In such case, Lessee shall upon request reimburse Lessor for the cost of such inspections, so long as such inspection is requested or ordered by a governmental authority. In such cases, Lessee shall upon request reimburse Lessor for the cost of such inspections, so long as such inspection is reasonably related to the violation or contamination.

6.      MAINTENANCE; REPAIRS, UTILITY INSTALLATIONS; TRADE FIXTURES AND
ALTERATIONS.

        6.1 LESSEE'S OBLIGATIONS.

        (a) IN GENERAL. Subject to the provisions of Paragraph 2.2 (Condition),
2.3 (Compliance), 5.3 (Lessee's Compliance with Applicable Requirements), 6.2 (Lessee's Obligations), 8 (Damage or Destruction), and 13 (Condemnation), Lessee shall, at Lessee's sole expense, keep the Premises, Utility Installations, and Alterations in good order, condition and repair (whether or not the portion of the Premises requiring repairs, or the means of repairing the same, are reasonably or readily accessible to Lessee, and whether or not the need for such repairs occurs as a result of Lessee's use, any prior use, the elements or the age of such portion of the Premises), including, but not limited to, all equipment or facilities, such as plumbing, heating, ventilating, air-conditioning, electrical, lighting facilities, boilers, pressure vessels, fire protection system, fixtures, interior walls, ceilings, floors, windows, doors, plate glass, skylights, landscaping, driveways, parking lots, fences, retaining walls, signs, sidewalks and parkways located in, on, or adjacent to the Premises. Lessee, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices, specifically including the procurement and maintenance of the service contracts required by Paragraph 6.1(b) below. Lessee's obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair. Lessee shall, during the term of this Lease, keep the exterior appearance of the Building in a first-class condition consistent with the exterior appearance of other similar facilities of comparable age and size in the vicinity, including, when necessary, the exterior repainting of the Building.

        (b) SERVICE CONTRACTS. Lessee shall, at Lessee's sole expense, procure and maintain contracts, with copies to Lessor, in customary form and substance for, and with contractors specializing and experienced in the maintenance of the following equipment and improvements ("Basic Elements" collectively herein) if any, if and when installed on the Premises: (i) HVAC equipment, (ii) boiler, and pressure vessels, (iii) fire extinguishing systems, including fire alarm and/or smoke detection, (iv) landscaping and irrigation systems, (v) roof


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covering and drains, (vi) driveways and parking lots, (vii) clarifiers, (viii)
basic utility feed to the perimeter of the Building, and (ix) any other equipment, if reasonably required by Lessor.

        (c) REPLACEMENT. Subject to Lessee's indemnification of Lessor as set forth in Paragraph 7.7 below, and without relieving Lessee of liability resulting from Lessee's failure to exercise and perform good maintenance practices, if the Basic Elements described in Paragraph 6.1 (b) cannot be repaired other than at a cost which is in excess of 50% of the cost of replacing such Basic Elements, then such Basic Elements shall be replaced by Lessor, and the cost thereof shall be prorated between the Parties and Lessee shall only be obligated to pay, each month during the remainder of the term of this Lease, on the date on which Base Rent is due, an amount equal to the product of multiplying the cost of such replacement by a fraction, the numerator of which is one, and the denominator of which is the number of months of the useful life of such replacement as such useful life is specified pursuant to Federal income tax regulations or guidelines for depreciation thereof (including interest on the unamortized balance as is then commercially reasonable in the judgment of Lessor's accountants), with Lessee reserving the right to prepay its obligation at any time.

        6.2 LESSOR'S OBLIGATIONS. Subject to the provisions of Paragraphs 2.2 (Condition), 2.3 (Compliance), 8 (Damage or Destruction) and 13 (Condemnation), it is intended by the Parties hereto that Lessor have no obligation, in any manner whatsoever, to repair and maintain the Premises, or the equipment therein, all of which obligations are intended to be that of the Lessee. It is the intention of the Parties that the terms of this Lease govern the respective obligations of the Parties as to maintenance and repair of the Premises, and they expressly waive the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease.

6.3     UTILITY INSTALLATIONS; TRADE FIXTURES; ALTERATIONS.

        (a) DEFINITIONS; CONSENT REQUIRED. The term "UTILITY INSTALLATIONS" refers to all floor and window coverings, air lines, power panels, electrical distribution, security and fire protection systems, communication systems, lighting fixtures, HVAC equipment, plumbing, and fencing in or on the Premises. The term "TRADE FIXTURES" shall mean Lessee's machinery and equipment including telephone, cable, computer, furniture and similar systems and items that can be removed without doing material damage to the Premises. The term "ALTERATIONS" shall mean any modification of the improvements, other than Utility Installations or Trade Fixtures, whether by addition or deletion. "LESSEE OWNED ALTERATIONS AND/OR UTILITY INSTALLATIONS" are defined as Alterations and/or Utility Installations made by Lessee that are not yet owned by Lessor pursuant to Paragraph 6.4(a). Lessee shall not make any Alterations or Utility Installations to the Premises without Lessor's prior written consent. Lessee may, however, make non-structural Utility Installations to the interior of the Premises (excluding the roof) without such consent but upon notice to Lessor, as long as they are not visible from the outside, do not involve puncturing, relocating or removing the roof or any existing walls, and the cumulative cost thereof during this Lease as extended does not exceed $50,000 in the aggregate or $10,000 in any one year.

        (b) CONSENT. Any Alterations or Utility Installations that Lessee shall desire to make and which require the consent of the Lessor shall be presented to Lessor in written form


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with detailed plans. Consent shall be deemed conditioned upon Lessee's: (i)
acquiring all applicable governmental permits, (ii) furnishing Lessor with copies of both the permits and the plans and specifications prior to commencement of the work, and (iii) compliance with all conditions of said permits and other Applicable Requirements in a prompt and expeditious manner. Any Alterations or Utility Installations shall be performed in a workmanlike manner with good and sufficient materials. Lessee shall promptly upon completion furnish Lessor with as-built plans and specifications. For work which costs an amount equal to the greater of one month's Base Rent, or $10,000, Lessor may condition its consent upon Lessee providing a lien and completion bond in an amount equal to one and one-half times the estimated cost of such Alteration or Utility Installation and/or upon Lessee's posting an additional Security Deposit with Lessor.

        (c) INDEMNIFICATION. Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use on the Premises, which claims are or may be secured by any mechanic's or materialmen's lien against the Premises or any interest therein. Lessee shall give Lessor not less than ten (10) days' notice prior to the commencement of any work in, on or about the Premises, and Lessor shall have the right to post notices of non-responsibility. If Lessee shall contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense defend and protect itself, Lessor and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Lessor shall require, Lessee shall furnish a surety bond in an amount equal to one and one-half times the amount of such contested lien, claim or demand, indemnifying Lessor against liability for the same. If Lessor elects to participate in any such action, Lessee shall pay Lessor's attorneys' fees and costs.

        6.4 OWNERSHIP; REMOVAL; SURRENDER; AND RESTORATION.

        (a) OWNERSHIP. Subject to Lessor's right to require removal or elect ownership as hereinafter provided, all Alterations and Utility Installations made by Lessee shall be the property of Lessee, but considered a part of the Premises. Lessor may, at any time, elect in writing to be the owner of all or any specified part of the Lessee Owned Alterations and Utility Installations. Unless otherwise instructed per Paragraph 6.4(b) hereof, all Lessee Owned Alterations and Utility Installations shall, at the expiration or termination of this Lease, become the property of Lessor and be surrendered by Lessee with the Premises.

        (b) REMOVAL. By delivery to Lessee of written notice from Lessor not earlier than ninety (90) and not later than thirty (30) days prior to the end of the term of this Lease, Lessor may require that any or all Lessee Owned Alterations or Utility Installations be removed by the expiration or termination of this Lease. Lessor may require the removal at any time of all or any part of any Lessee Owned Alterations or Utility Installations made without the required consent.

        (c) SURRENDER/RESTORATION. Lessee shall surrender the Premises by the Expiration Date or any earlier termination date, with all of the improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear excepted. "Ordinary wear and tear" shall not include any damage or deterioration that would have been prevented by good maintenance practice. Lessee shall repair any damage occasioned by the installation, maintenance or removal of Trade Fixtures, Lessee Owned Alterations and/or Utility Installations, furnishings, and equipment as well as the removal of any storage tank installed by or for Lessee, and the removal, replacement, or remediation of any soil, material or groundwater contaminated by Lessee. Trade Fixtures shall remain the property of Lessee and shall be removed by Lessee. The failure by Lessee to timely vacate the Premises pursuant to this Paragraph 6.4(c) without the express written consent of Lessor shall constitute a holdover under the provisions of Paragraph 25 below.

7.      INSURANCE; INDEMNITY.

        7.1 PAYMENT FOR INSURANCE. Lessee shall pay for all insurance required under Paragraph 7 except to the extent of the cost attributable to liability insurance carried by Lessor under Paragraph 7.2(b) in excess of $2,000,000 per occurrence. Premiums for policy periods commencing prior to or extending beyond the Lease term shall be prorated to correspond to the Lease term. Payment shall be made by Lessee to Lessor within ten (10) days following receipt of an invoice.

        7.2 LIABILITY INSURANCE.

        (a) CARRIED BY LESSEE. Lessee shall obtain and keep in force a Commercial General Liability Policy of Insurance protecting Lessee and Lessor against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $2,000,000 per occurrence with an "ADDITIONAL INSURED-MANAGERS OR LESSORS OF PREMISES ENDORSEMENT" and contain the "AMENDMENT OF THE POLLUTION EXCLUSION ENDORSEMENT" for damage caused by heat, smoke or fumes from a hostile fire. The Policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an "insured contract" for the performance of Lessee's indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Lessee nor relieve Lessee of any obligation hereunder. All insurance carried by Lessee shall be primary to and not contributory with any similar insurance carried by Lessor, whose insurance shall be considered excess insurance only.

        (b) CARRIED BY LESSOR. Lessor shall maintain liability insurance as described in Paragraph 7.2(a), in addition to, and not in lieu of, the insurance required to be maintained by Lessee. Lessee shall not be named as an additional insured therein.

        7.3 PROPERTY INSURANCE - BUILDING, IMPROVEMENTS AND RENTAL VALUE.

        (a) BUILDING AND IMPROVEMENTS. The Insuring Party shall obtain and keep in force a policy or policies in the name of Lessor, with loss payable to Lessor, any groundlessor, and to any Lender(s) insuring loss or damage to the Premises. The amount of such insurance shall be equal to the full replacement cost of the Premises, as the same shall exist from time to time, or the amount required by any Lenders, but in no event more than the commercially reasonable and available insurable value thereof. If Lessor is the Insuring Party, however, Lessee Owned Alterations and Utility Installations, Trade Fixtures, and Lessee's personal property shall be insured by Lessee under Paragraph 7.4 rather than by Lessor. If the coverage is available and commercially appropriate, such policy or policies shall insure against all risks of direct physical loss or damage, including coverage for debris removal and the enforcement of any Applicable Requirements requiring the upgrading, demolition, reconstruction or replacement of any portion of the Premises as the result of a covered loss. Said policy or policies shall also contain an agreed valuation provision in lieu of any coinsurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S. Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises are located. If such insurance coverage has a deductible clause, the deductible amount shall not exceed $1,000 per occurrence, and Lessee shall be liable for such deductible amount in the event of an Insured Loss.

        (b) RENTAL VALUE. The Insuring Party shall obtain and keep in force a policy or policies in the name of Lessor with loss payable to Lessor and any Lender, insuring the loss of the full Rent for eighteen (18) months. Said insurance shall provide that in the event the Lease is terminated by reason of an insured loss, the period of indemnity for such coverage shall be extended beyond the date of the completion of repairs or replacement of the Premises, to provide for one full year's loss of Rent from the date of any such loss. Said insurance shall contain an agreed valuation provision in lieu of any coinsurance clause, and the amount of coverage shall be adjusted annually to reflect the projected Rent otherwise payable by Lessee, for the next twelve (12) month period. Lessee shall be liable for any deductible amount in the event of such loss.

        (c) ADJACENT PREMISES. Lessee shall pay for any increase in the premiums for the property insurance if said increase is caused by Lessee's acts, omissions, use or occupancy of the Premises.

        7.4 LESSEE'S PROPERTY/BUSINESS INTERRUPTION INSURANCE.

        (a) PROPERTY DAMAGE. Lessee shall obtain and maintain insurance coverage on all of Lessee's personal property, Trade Fixtures, and Lessee Owned Alterations and Utility Installations. Such insurance shall be full replacement cost coverage with a deductible of not to exceed $1,000 per occurrence. The proceeds from any such insurance shall be used by Lessee for the replacement of personal property, Trade Fixtures and Lessee Owned Alterations and Utility Installations. Lessee shall provide Lessor with written evidence that such insurance is in force.

        (b) BUSINESS INTERRUPTION. Lessee shall obtain and maintain loss of income and extra expense insurance in amounts as will reimburse Lessee for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent lessees in the business of Lessee or attributable to prevention of access to the Premises as a result of such perils.

        (c) NO REPRESENTATION OF ADEQUATE COVERAGE. Lessor makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Lessee's property, business operations or obligations under this Lease.

        7.5 INSURANCE POLICIES. Insurance required herein shall be by companies duly licensed or admitted to transact business in the state where the Premises are located, and maintaining during the policy term a "General Policyholders Rating" of at least B+, V, as set forth in the most current issue of "Best's Insurance Guide", or such other rating as may be required by a Lender. Lessee shall not do or permit to be done anything which invalidates the required insurance policies. Lessee shall, prior to the Start Date, deliver to Lessor certified copies of policies of such insurance or certificates evidencing the existence and amounts of the required insurance. No such policy shall be cancelable or subject to modification except after thirty (30) days prior written notice to Lessor. Lessee shall, at least thirty (30) days prior to the expiration of such policies, furnish Lessor with evidence of renewals or "insurance binders" evidencing renewal thereof, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee to Lessor upon demand. Such policies shall be for a term of at least one year, or the length of the remaining term of this Lease, whichever is less. If either Party shall fail to procure and maintain the insurance required to be carried by it, the other Party may, but shall not be required to, procure and maintain the same.

        7.6 WAIVER OF SUBROGATION. Without affecting any other rights or remedies, Lessee and Lessor each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The Parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Lessor or Lessee, as the case may be, so long as the insurance is not invalidated thereby.

        7.7 INDEMNITY. Except for Lessor's gross negligence or willful misconduct, Lessee shall indemnify, protect, defend and hold harmless the Premises, Lessor and its agents, Lessor's master or ground lessor, partners and Lenders, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys' and consultants' fees, expenses and/or liabilities arising out of, involving, or in connection with, the use and/or occupancy of the Premises by Lessee. If any action or proceeding is brought against Lessor by reason of any of the foregoing matters, Lessee shall upon notice defend the same at Lessee's expense by counsel reasonably satisfactory to Lessor and Lessor shall cooperate with Lessee in such defense. Lessor need not have first paid any such claim in order to be defended or indemnified. See Addendum Paragraph 82.

        7.8 EXEMPTION OF LESSOR FROM LIABILITY. Lessor shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee's employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the Building of which the Premises are a part, or from other sources or places. Lessor shall not be liable for any damages arising from any act or neglect of any other tenant of Lessor. Notwithstanding Lessor's negligence or breach of this Lease, Lessor shall under no circumstances be liable for injury to Lessee's business or for any loss of income or profit therefrom.

8.      DAMAGE OR DESTRUCTION.

        8.1 DEFINITIONS.

        (a) "PREMISES PARTIAL DAMAGE" shall mean damage or destruction to the improvements on the Premises, other than Lessee Owned Alterations and Utility Installations, which can reasonably be repaired in six (6) months or less from the date of the damage or destruction. Lessor shall notify Lessee in writing within thirty (30) days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

        (b) "PREMISES TOTAL DESTRUCTION" shall mean damage or destruction to the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which cannot reasonably be repaired in six (6) months or less from the date of the damage or destruction, Lessor shall notify Lessee in writing within thirty (30) days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

        (c) "INSURED LOSS" shall mean damage or destruction to improvements on the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which was caused by an event required to be covered by the insurance described in Paragraph 7.3(a), irrespective of any deductible amounts or coverage limits involved.

        (d) "REPLACEMENT COST" shall mean the cost to repair or rebuild the improvements owned by Lessor at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Applicable Requirements, and without deduction for depreciation.

        (e) "HAZARDOUS SUBSTANCE CONDITION" shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance as defined in Paragraph 5.2(a), in, on, or under the Premises.

        8.2 PARTIAL DAMAGE - INSURED LOSS. If a Premises Partial Damage that is an Insured Loss occurs, then Lessor shall, at Lessor's expense, repair such damage (but not Lessee's Trade Fixtures or Lessee Owned Alterations and Utility Installations) as soon as reasonably possible and this Lease shall continue in full force and effect; provided, however, that Lessee shall, at Lessor's election, make the repair of any damage or destruction the total cost to repair of which is $10,000 or less, and, in such event, Lessor shall make any applicable insurance proceeds available to Lessee on a reasonable basis for that purpose. Notwithstanding the foregoing, if the required insurance was not in force or the insurance proceeds are not sufficient to effect such repair, the Insuring Party shall promptly contribute the shortage in proceeds (except as to the deductible which is Lessee's responsibility) as and when required to complete said repairs. In the event, however, such shortage was due to the fact that, by reason of the unique nature of the improvements, full replacement cost insurance coverage was not commercially reasonable and available, Lessor shall have no obligation to pay for the shortage in insurance proceeds or to fully restore the unique aspects of the Premises unless Lessee provides Lessor with the funds to cover same, or adequate assurance thereof, within ten (10) days following receipt of written notice of such shortage and request therefor. If Lessor receives said funds or adequate assurance thereof within said ten (10) day period, the party responsible for making the repairs shall complete them as soon as reasonably possible and this Lease shall remain in full force and effect. If such funds or assurance are not received, Lessor may nevertheless elect by written notice to Lessee within ten (10) days thereafter to: (i) make such restoration and repair as is commercially reasonable with Lessor paying any shortage in proceeds, in which case this Lease shall remain in full force and effect, or have this Lease terminate thirty (30) days thereafter. Lessee shall not be entitled to reimbursement of any funds contributed by Lessee to repair any such damage or destruction. Premises Partial Damage due to flood or earthquake shall be subject to Paragraph 8.3, notwithstanding that there may be some insurance coverage, but the net proceeds of any such insurance shall be made available for the repairs if made by either Party.

        8.3 PARTIAL DAMAGE - UNINSURED LOSS. If a Premises Partial Damage that is not an Insured Loss occurs, unless caused by a negligent or willful act of Lessee (in which event Lessee shall make the repairs at Lessee's expense), Lessor may either: (i) repair such damage as soon as reasonably possible at Lessor's expense, in which event this Lease shall continue in full force and effect, or (ii) terminate this Lease by giving written notice to Lessee within thirty (30) days after receipt by Lessor of knowledge of the occurrence of such damage. Such termination shall be effective sixty (60) days following the date of such notice. In the event Lessor elects to terminate this Lease, Lessee shall have the right within ten (10) days after receipt of the termination notice to give written notice to Lessor of Lessee's commitment to pay for the repair of such damage without reimbursement from Lessor. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within thirty (30) days after making such commitment. In such event this Lease shall continue in full force and effect, and Lessor shall proceed to make such repairs as soon as reasonably possible after the required funds are available. If Lessee does not make the required commitment, this Lease shall terminate as of the date specified in the termination notice.

        8.4 TOTAL DESTRUCTION. Notwithstanding any other provision hereof, if a Premises Total Destruction occurs, this Lease shall terminate sixty (60) days following such Destruction. If the damage or destruction was caused by the gross negligence or willful misconduct of Lessee, Lessor shall have the right to recover Lessor's damages from Lessee, except as provided in Paragraph 7.6.

        8.5 DAMAGE NEAR END OF TERM. If at any time during the last six (6) months of this Lease there is damage for which the cost to repair exceeds one
(1) month's Base Rent, whether or not an Insured Loss, Lessor may terminate this Lease effective sixty (60) days following the date of occurrence of such damage by giving a written termination notice to Lessee within thirty (30) days after the date of occurrence of such damage. Notwithstanding the foregoing, if Lessee at that time has an exercisable option to extend this Lease or to purchase the Premises, then Lessee may preserve this Lease by, (a) exercising such option and
(b) providing Lessor with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs on or before the earlier of (i) the date which is ten (10) days after Lessee's receipt of Lessor's written notice purporting to terminate this Lease, or (ii) the day prior to the date upon which such option expires. If Lessee duly exercises such option during such period and provides Lessor with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Lessor shall, at Lessor's commercially reasonable expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. If Lessee fails to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate on the date specified in the termination notice and Lessee's option shall be extinguished.

        8.6 ABATEMENT OF RENT; LESSEE'S REMEDIES.

        (a) ABATEMENT. In the event of Premises Partial Damage or Premises Total Destruction or a Hazardous Substance Condition for which Lessee is not responsible under this Lease, the Rent payable by Lessee for the period commencing on the date such Premises Partial Damage, Premises Total Destruction or Hazardous Substance Condition occurs required for the repair, remediation or restoration of such damage shall be abated in proportion to the degree to which Lessee's use of the Premises is impaired, but not to exceed the proceeds received from the Rental Value insurance. All other obligations of Lessee hereunder shall be performed by Lessee, and Lessor shall have no liability for any such damage, destruction, remediation, repair or restoration except as provided herein.

        (b) REMEDIES. If Lessor shall be obligated to repair or restore the Premises and does not commence, in a substantial and meaningful way, such repair or restoration within sixty (60) days after such obligation shall accrue, Lessee may, at any time prior to the commencement of such repair or restoration, give written notice to Lessor and to any Lenders of which Lessee has actual notice, of Lessee's election to terminate this Lease on a date not less than sixty (60) days following the giving of such notice. If Lessee gives such notice and such repair or restoration is not commenced within thirty (30) days thereafter, this Lease shall terminate as of the date specified in said notice. If the repair or restoration is commenced within said thirty (30) days, this Lease shall continue in full force and effect. "COMMENCE" shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever first occurs.

        8.7 TERMINATION-ADVANCE PAYMENTS. Upon termination of this Lease pursuant to Paragraph 5.2(g) or Paragraph 8, an equitable adjustment shall be made concerning advance Base Rent and any other advance payments made by Lessee to Lessor. Lessor shall, in addition, return to Lessee so much of Lessee's Security Deposit as has not been, or is not then required to be, used by Lessor.

        8.8 WAIVE STATUTES. Lessor and Lessee agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Premises with respect to the termination of this Lease and hereby waive the provisions of any present or future statute to the extent inconsistent herewith.

9.      REAL PROPERTY TAXES.

        9.1 DEFINITION OF "REAL PROPERTY TAXES": As used herein, the term "REAL PROPERTY TAXES" shall include any form of assessment; real estate, general, special, ordinary or extraordinary, or rental levy or tax (other than inheritance, personal income or estate taxes); improvement bond; and/or license too imposed upon or levied against any legal or equitable interest of Lessor in the Premises, Lessor's right to other income therefrom, and/or Lessor's business of leasing, by any authority having the direct or indirect power to tax and where the funds are generated with reference to the Building address and where the proceeds so generated are to be applied by the city, county or other local taxing authority of a jurisdiction within which the Premises are located. The term "REAL PROPERTY TAXES" shall also include any tax, fee, levy, assessment or charge, or any increase therein, imposed by reason of events occurring during the term of this Lease, including but not limited to, a change in the ownership of the Premises.

        9.2

        (a) PAYMENT OF TAXES. Lessee shall pay Lessor the Real Property Taxes applicable to the Premises during the term of this Lease. All such payments shall be made at lease twenty (20) days prior to any delinquency date. Lessee shall promptly furnish Lessor with satisfactory evidence that such taxes have been paid. If any such taxes shall cover any period of time prior to or after the expiration or termination of this Lease, Lessee's share of such taxes shall be prorated to cover only that portion of the tax bill applicable to the period that this Lease is in effect, and Lessor shall reimburse Lessee for any overpayment. It Lessee shall fail to pay any required Real Property Taxes, Lessor shall have the right to pay the same, and Lessee shall reimburse Lessor therefor upon demand.

        9.3 JOINT ASSESSMENT. If the Premises are not separately assessed, Lessee's liability shall be an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be conclusively determined by Lessor from the respective valuations assigned in the assessor's work sheets or such other information as may be reasonably available.

        9.4 PERSONAL PROPERTY TAXES. Lessee shall pay, prior to delinquency, all taxes assessed against and levied upon Lessee Owned Alterations, Utility Installations, Trade Fixtures, furnishings, equipment and all personal property of Lessee. When possible, Lessee shall cause such property to be assessed and billed separately from the real property of Lessor. If any of Lessee's said personal property shall be assessed with Lessor's real property, Lessee shall pay Lessor the taxes attributable to Lessee's property within ten (10) days after receipt of a written statement.

10. UTILITIES. Lessee shall pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. If any such services are not separately metered to Lessee, Lessee shall pay a reasonable proportion, to be determined by Lessor, of all charges jointly metered.

11.     ASSIGNMENT AND SUBLETTING.

        11.1 LESSOR'S CONSENT REQUIRED

        (a) Lessor shall not voluntarily or by operation of law assign, transfer, mortgage or encumber (collectively, "ASSIGN OR ASSIGNMENT") or sublet all or any part of Lessee's interest in this Lease or in the Premises without Lessor's prior written consent.

        (b) See addendum Paragraph 80.4.

        (c) The involvement of Lessee or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, transfer, leveraged buy-out or otherwise), whether or not a formal assignment or hypothecation of this Lease or Lessee's assets occurs, which results or will result in a reduction of the Net Worth of Lessee by an amount greater than twenty-five percent (25%) of such Net Worth as it was represented at the time of the execution of this Lease or at the time of the most recent assignment to which Lessor has consented, or as it exists immediately prior to said transaction or transactions constituting such reduction, whichever was or is greater, shall be considered an assignment of this Lease to which Lessor may withhold its consent. "NET WORTH OF LESSEE" shall mean the net worth of Lessee (excluding any guarantors) established under generally accepted accounting principles.

        (d) An assignment or subletting without consent shall, at Lessor's option, be a Default curable after notice per Paragraph 12.1 (c), or a noncurable Breach without the necessity of any notice and grace period. If Lessor elects to treat such unapproved assignment or subletting as a noncurable Breach, Lessor may either: (i) terminate this Lease, or (ii) upon thirty (30) days written notice, increase the monthly Base Rent to one hundred ten percent (110%) of the Base Rent then in effect. Further, in the event of such Breach and rental adjustment, (i) the purchase price of any option to purchase the Premises hold by Lessee shall be subject to similar adjustment to one hundred ten percent (110%) of the price previously in effect, and (ii) all fixed and non-fixed rental adjustments scheduled during the remainder of the Lease term shall be increased to One Hundred Ten Percent (110%) of the scheduled adjusted rent.

        (e) Lessee's remedy for any breach of Paragraph 11.1 by Lessor shall be limited to compensatory damages and/or injunctive relief.

        11.2 TERMS AND CONDITIONS APPLICABLE TO ASSIGNMENT AND SUBLETTING.

        (a) Regardless of Lessor's consent, any assignment or subletting shall not: (i) be effective without the express written assumption by such assignee or sublessee of the obligations of Lessee under this Lease, (ii) release Lessee of any obligations hereunder, or (iii) alter the primary liability of Lessee for the payment of Rent or for the performance of any other obligations to be performed by Lessee.

        (b) Lessor may accept Rent or performance of Lessee's obligations from any person other than Lessee pending approval or disapproval of an assignment. Neither a delay in the approval or disapproval of such assignment nor the acceptance of Rent or performance shall constitute a waiver or estoppel of Lessor's right to exercise its remedies for Lessee's Default or Breach.

        (c) Lessor's consent to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting.

        (d) In the event of any Default or Breach by Lessee, Lessor may proceed directly against Lessee, any Guarantors or anyone else responsible for the performance of Lessee's obligations under this Lease, including any assignee or sublessee, without first exhausting Lessor's remedies against any other person or entity responsible therefore to Lessor, or any security held by Lessor.

        (e) Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Lessor's determination as to the financial and operational responsibility and appropriateness of the proposed assignee or sublessee, including but not limited to the intended use and/or required modification of the Premises, if any, together with a fee of $1,000 as consideration for Lessor's considering and processing said request. Lessee agrees to provide Lessor with such other or additional information and/or documentation as may be reasonably requested.

        (f) Any assignee of, or Sublessee under, this Lease shall, by reason of accepting such assignment or entering into such sublease, be deemed to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Lessee during the term of said assignment or sublease, other than such obligations as are contrary to or inconsistent with provisions of an assignment or sublease to which Lessor has specifically consented to in writing.

        11.3 ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO SUBLETTING. The following terms and conditions shall apply to any subletting by Lessee of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

        (a) Lessee hereby assigns and transfers to Lessor all of Lessee's interest in all Rent payable on any sublease, and Lessor may collect such Rent and apply same toward Lessee's obligations under this Lease; provided, however, that until a Breach shall occur in the performance of Lessee's obligations, Lessee may collect said Rent. Lessor shall not, by reason of the foregoing or any assignment of such sublease, nor by reason of the collection of Rent, be deemed liable to the sublessee for any failure of Lessee to perform and comply with any of Lessee's obligations to such sublessee. Lessee hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Lessor stating that a Breach exists in the performance of Lessee's obligations under this Lease, to pay to Lessor all Rent due and to become due under the sublease. Sublessee shall rely upon any such notice from Lessor and shall pay all Rents to Lessor without any obligation or right to inquire as to whether such Breach exists, notwithstanding any claim from Lessee to the contrary.

        (b) In the event of a Breach by Lessee, Lessor may, at its option, require sublessee to attorn to Lessor, in which event Lessor shall undertake the obligations of the sublessor Lessor such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Lessor shall not be liable for any prepaid rents or security deposit paid by such sublessee to such sublessor or for any prior Defaults or Breaches of such sublessor.

        (c) Any matter requiring the consent of the sublessor under a sublease shall also require the consent of Lessor.

        (d) No sublessee shall further assign or sublet all or any part of the Premises without Lessor's prior written consent.

        (e) Lessor shall deliver a copy of any notice of Default or Breach by Lessee to the sublessee, who shall have the right to cure the Default of Lessee within the grace period, if any, specified in such notice. The sublessee shall have a right of reimbursement and offset from and against Lessee for any such Defaults cured by the sublessee.

12.     DEFAULT; BREACH; REMEDIES.

        12.1 DEFAULT; BREACH. A "DEFAULT" is defined as a failure by the Lessee to comply with or perform any of the terms, covenants, conditions or rules under this Lease. A "BREACH" is defined as the occurrence of one or more of the following Defaults, and the failure of Lessee to cure such Default within any applicable grace period:

        (a) The abandonment of the Premises; or the vacating of the Premises without providing a commercially reasonable level of security, or where the coverage of the property insurance described in Paragraph 7.3 is jeopardized as a result thereof, or without providing reasonable assurances to minimize potential vandalism.

        (b) The failure of Lessee to make any payment of Rent or any Security Deposit required to be made by Lessee hereunder, whether to Lessor or to a third party, when due, to provide reasonable evidence of insurance or surety bond, or to fulfill any obligation under this Lease which endangers or threatens life or property, where such failure continues for a period of three (3) business days following written notice to Lessee.

        (c) The failure by Lessee to provide (i) reasonable written evidence of compliance with Applicable Requirements, (ii) the service contracts, (iii) the rescission of an unauthorized assignment or subletting, (iv) a Tenancy Statement, (v) a requested subordination, (vi) evidence concerning any guaranty and/or Guarantor, (vii) any document requested under Paragraph 40 (easements), or (viii) any other documentation or information which Lessor may reasonably require of Lessee under the terms of this Lease, where any such failure continues for a period of ten (10) days following written notice to Lessee.

        (d) A Default by Lessee as to the terms, covenants, conditions or provisions of this Lease, or of the rules adopted under Paragraph 38 hereof, other than those described in subparagraphs 12.1 (a), (b) or (c), above, where such Default continues for a period of thirty (30) days after written notice; provided, however, that if the nature of Lessee's Default is such that more than thirty (30) days are reasonably required for its cure, then it shall not be deemed to be a Breach if Lessee commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

        (e) The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a "DEBTOR" as defined in 11 U.S.C. ss. 101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where possession is not restored to Lessee within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this subparagraph (e) is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

        (f) The discovery that any financial statement of Lessee or of any Guarantor given to Lessor was materially false.

        (g) If the performance of Lessee's obligations under this Lease is guaranteed: (i) the death of a Guarantor, (ii) the termination of a Guarantor's liability with respect to this Lease other than in accordance with the terms of such guaranty, (iii) a Guarantor's becoming insolvent or the subject of a bankruptcy filing, (iv) a Guarantor's refusal to honor the guaranty, or (v) a Guarantor's breach of its guaranty obligation on an anticipatory basis, and Lessee's failure, within sixty (60) days following written notice of any such event, to provide written alternative assurance or security, which, when coupled with the then existing resources of Lessee, equals or exceeds the combined financial resources of Lessee and the Guarantors that existed at the time of execution of this Lease.

        12.2 REMEDIES. If Lessee fails to perform any of its affirmative duties or obligations, within ten (10) days after written notice (or in case of an emergency, without notice), Lessor may, at its option, perform such duty or obligation on Lessee's behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. The costs and expenses of any such performance by Lessor shall be due and payable by Lessee upon receipt of invoice therefor. If any check given to Lessor by Lessee shall not be honored by the bank upon which it is drawn, Lessor, at its option, may require all future payments to be made by Lessee to be by cashier's check. In the event of a Breach, Lessor may, with or without further notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Breach:

        (a) Terminate Lessee's right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession to Lessor. In such event Lessor shall be entitled to recover from Lessee: (i) the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Lessee proves could be reasonably avoided; and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys' fees, and that portion of any leasing commission paid by Lessor in connection with this Lease applicable to the unexpired term of this Lease. The worth at the time of award of the amount referred to in provision (iii) of the immediately preceding sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of the District within which the Premises are located at the time of award plus one percent (1%). Efforts by Lessor to mitigate damages caused by Lessee's Breach of this Lease shall not waive Lessor's right to recover damages under Paragraph 11. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Lessor shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Lessor may reserve the right to recover all or any part thereof in a separate suit. If a notice and grace period required under Paragraph 12.1 was not previously given, a notice to pay rent or quit, or to perform or quit given to Lessee under the unlawful detainer statute shall also constitute the notice required by Paragraph 12.1. In such case, the applicable grace period required by Paragraph 12.1 and the unlawful detainer statute shall run concurrently, and the failure of Lessee to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Breach of this Lease entitling Lessor to the remedies provided for in this Lease and/or by said statute.

        (b) Continue the Lease and Lessee's right to possession and recover the Rent as it becomes due, in which event Lessee may sublet or assign, subject only to reasonable limitations. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Lessor's interests, shall not constitute a termination of the Lessee's right to possession.

        (c) Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Lessee's right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Lessee's occupancy of the Premises.

        12.3 INDUCEMENT RECAPTURE. Any agreement for free or abated rent or other charges, or for the giving or paying by Lessor to or for Lessee of any cash or other bonus, inducement or consideration for Lessee's entering into this Lease, all of which concessions are hereinafter referred to as "INDUCEMENT PROVISIONS," shall be deemed conditioned upon Lessee's full and faithful performance of all of the terms, covenants and conditions of this Lease. Upon Breach of this Lease by Lessee, any such Inducement Provision shall automatically be deemed deleted from this Lease and of no further force or effect, and any rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Lessor under such an Inducement Provision shall be immediately due and payable by Lessee to Lessor, notwithstanding any subsequent cure of said Breach by Lessee. The acceptance by Lessor of rent or the cure of the Breach which initiated the operation of this paragraph shall not be deemed a waiver by Lessor of the provisions of this paragraph unless specifically so stated in writing by Lessor at the time of such acceptance.

        12.4 LATE CHARGES. Lessee hereby acknowledges that late payment by Lessee of Rent will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by any Lender. Accordingly, if any Rent shall not be received by Lessor within five (5) days after such amount shall be due, then, without any requirement for notice to Lessee, Lessee shall pay to Lessor a one-time late charge equal to three percent (3%) of each such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of such late payment. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee's Default or Breach with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Rent, then notwithstanding any provision of this Lease to the contrary, Base Rent shall, at Lessor's option, become due and payable quarterly in advance. (See Addendum Paragraph 64.3).

        12.5 INTEREST. Any monetary payment due Lessor hereunder, other than late charges, not received by Lessor, when due as to scheduled payments (such as Base Rent) or within thirty (30) days following the date on which it was due for non-scheduled payment, shall bear interest from the date when due, as to scheduled payments, or the thirty-first (31st) day after it was due as to non-scheduled payments. The interest ("INTEREST") charged shall be equal to the prime rate reported in the Wall Street Journal as published closest prior to the date when due plus four percent (4%), but shall not exceed the maximum rate allowed by law. Interest is payable in addition to the potential late charge provided for in Paragraph 12.4.

        12.6 BREACH BY LESSOR.

        (a) NOTICE OF BREACH. Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time to perform an obligation required to be performed by Lessor. For purposes of this Paragraph, a reasonable time shall in no event be less than thirty (30) days after receipt by Lessor, and any Lender whose name and address shall have been furnished Lessee in writing for such purpose, of written notice specifying wherein such obligation of Lessor has not been performed; provided, however, that if the nature of Lessor's obligation is such that more than thirty (30) days are reasonably required for its performance, then Lessor shall not be in breach if performance is commenced within such thirty (30) day period and thereafter diligently pursued to completion.

13. CONDEMNATION. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (collectively "CONDEMNATION"), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than ten percent (10%) of any building portion of the premises, or more than twenty-five percent (25%) of the land area portion of the premises not occupied by any building, is taken by Condemnation, Lessee may, at Lessee's option, to be exercised in writing within ten (10) days after Lessor shall have given Lessee written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Lessee does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in proportion to the reduction in utility of the Premises caused by such Condemnation. Condemnation awards and/or payments shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, however, that Lessee shall be entitled to any compensation for Lessee's relocation expenses, loss of business goodwill and/or Trade Fixtures, without regard to whether or not this Lease is terminated pursuant to the provisions of this Paragraph. All Alterations and Utility Installations made to the Premises by Lessee, for purposes of Condemnation only, shall be considered the property of the Lessee and Lessee shall be entitled to any and all compensation which is payable therefor. In the event that this Lease is not terminated by reason of the Condemnation, Lessor shall repair any damage to the Premises caused by such Condemnation.

14.     BROKERS' FEE.

        14.1 ASSUMPTION OF OBLIGATIONS. Any buyer or transferee of Lessor's interest in this Lease shall be deemed to have assumed Lessor's obligations hereunder.

        14.2 REPRESENTATIONS AND INDEMNITIES OF BROKER RELATIONSHIPS. Lessee and Lessor each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder (other than the Brokers, if any) in connection with this Lease, and that no one other than said named Brokers is entitled to any commission or finder's fee in connection herewith. Lessee and Lessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party. including any costs, expenses, attorneys' fees reasonably incurred with respect thereto.

15.     ESTOPPEL CERTIFICATES.

        (a) Each Party (as "RESPONDING PARTY") shall within ten (10) days after written notice from the other Party (the "REQUESTING PARTY") execute, acknowledge and deliver to the Requesting Party a statement in writing in form similar to the then most current "ESTOPPEL CERTIFICATE" form published by the American Industrial Real Estate Association, plus such additional information, confirmation and/or statements as may be reasonably requested by the Requesting Party and are reasonably available to the Responding Party.

        (b) If the Responding Party shall fail to execute or deliver the Estoppel Certificate within such ten day period, the Requesting Party may execute an Estoppel Certificate stating that: (i) the Lease is in full force and effect without modification except as may be represented by the Requesting Party, (ii) there are no uncured defaults in the Requesting Party's performance, and (iii) if Lessor is the Requesting Party, not more than one month's rent has been paid in advance. Prospective purchasers and encumbrancers may rely upon the Requesting Party's Estoppel Certificate, and the Responding Party shall be estopped from denying the truth of the facts contained in said Certificate.

        (c) If Lessor desires to finance, refinance, or sell the Premises, or any part thereof, Lessee and all Guarantors shall deliver to any potential lender or purchaser designated by Lessor such financial statements as may be reasonably required by such lender or purchaser, including but not limited to Lessee's financial statements for the past three (3) years which financial statements shall be, if the stock in Lessee (or in Lessee's parent or successor corporation) is publicly traded on a national stock exchange, those financial statements which Lessee makes available to the public and to the Securities and Exchange Commission. All such financial statements, shall be received by Lessor and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

16. DEFINITION OF LESSOR. The term "LESSOR" as used herein shall mean the owner or owners at the time in question of the fee title to the Premises, or, if this is a sublease, of the Lessee's interest in the prior lease. In the event of a transfer of Lessor's title or interest in the Premises or this Lease, Lessor shall deliver to the transferee or assignee (in cash or by credit) any unused Security Deposit held by Lessor. Except as provided in Paragraph 14, upon such transfer or assignment and delivery of the Security Deposit, as aforesaid, the prior Lessor shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Lessor. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the Lessor shall be binding only upon the Lessor as hereinabove defined. Notwithstanding the above, and subject to the provisions of Paragraph 19 below, the original Lessor under this Lease, and all subsequent holders of the Lessor's interest in this Lease shall remain liable and responsible with regard to the potential duties and liabilities of Lessor pertaining to Hazardous Substances as outlined in Paragraph 5 above.

17. SEVERABILITY. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

18. DAYS. Unless otherwise specifically indicated to the contrary, the word "days" as used in this Lease shall mean and refer to calendar days.

19.     See Addendum Paragraph 59.

20. TIME OF ESSENCE. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

21. NO PRIOR OR OTHER AGREEMENTS; BROKER DISCLAIMER. This Lease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective. Lessor and Lessee each represents and warrants to the Brokers that it has made, and is relying solely upon, its own investigation as to the nature, quality, character and financial responsibility of the other Party to this Lease and as to the nature, quality and character of the Premises. Brokers have no responsibility with respect thereto or with respect to any default or breach hereof by either Party. The liability (including court costs and Attorneys' fees), of any Broker with respect to negotiation, execution, delivery or performance by either Lessor or Lessee under this Lease or any amendment or modification hereto shall be limited to an amount up to the fee received by such Broker pursuant to this Lease; provided, however, that the foregoing limitation on each Broker's liability shall not be applicable to any gross negligence or willful misconduct of such Broker.

22.     NOTICES.

        22.1 NOTICE REQUIREMENTS. All notices required or permitted by this Lease shall be in writing and may be delivered in person (by hand or by courier) or may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this Paragraph 22. The addresses noted adjacent to a Party's signature on this Lease shall be that Party's address for delivery or mailing of notices. Either Party may by written notice to the other specify a different address for notice, except that upon Lessee's taking possession of the Premises, the Premises shall constitute Lessee's address for notice. A copy of all notices to

Lessor shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate in writing.

        22.2 DATE OF NOTICE. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail the notice shall be deemed given forty-eight (48) hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantee next day delivery shall be deemed given twenty-four (24) hours after delivery of the same to the Postal Service or courier. Notices transmitted by facsimile transmission or similar means shall be deemed delivered upon telephone confirmation of receipt, provided a copy is also delivered via delivery or mail. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

23. WAIVERS. No waiver by Lessor of the Default or Breach of any term, covenant or condition hereof by Lessee, shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default or Breach by Lessee of the same or of any other form, covenant or condition hereof. Lessors consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessor's consent to, or approval of, any subsequent or similar act by Lessee, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent. The acceptance of Rent by Lessor shall not be a waiver of any Default or Breach by Lessee. Any payment by Lessee may be accepted by Lessor on account of moneys or damages due Lessor, notwithstanding any qualifying statements or conditions made by Lessee in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Lessor at or before the time of deposit of such payment.

24. RECORDING. Either Lessor or Lessee shall, upon request of the other, execute, acknowledge and deliver to the other a short form memorandum of this Lease for recording purposes. The Party requesting recordation shall be responsible for payment of any fees applicable thereto.

25. NO RIGHT TO HOLDOVER. Lessee has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Lease. In the event that Lessee holds over, then the Base Rent shall be increased to one hundred fifty percent (150%) of the Base Rent applicable during the month immediately preceding the expiration or termination. Nothing contained herein shall be construed as consent by Lessor to any holding over by Lessee.

26. CUMULATIVE REMEDIES. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

27. COVENANTS AND CONDITIONS; CONSTRUCTION OF AGREEMENT. All provisions of this Lease to be observed or performed by Lessee are both covenants and conditions. In construing this Lease, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Lease. Whenever required by the context, the singular shall include the plural and vice versa. This Lease shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it.

28. BINDING EFFECT; CHOICE OF LAW. This Lease shall be binding upon the parties, their personal representatives, successors and assigns and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

29.     SUBORDINATION; ATTORNMENT; NON-DISTURBANCE.

        29.1 SUBORDINATION. This Lease and any Option granted hereby shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, "SECURITY DEVICE"), now or hereafter placed upon the Premises, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof. Lessee agrees that the holders of any such Security Devices (in this Lease together referred to as "Lessor's Lender") shall have no liability or obligation to perform any of the obligations of Lessor under this Lease. Any Lender may elect to have this Lease and/or any Option granted hereby superior to the lien of its Security Device by giving written notice thereof to Lessee, whereupon this Lease and such Options shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.

        29.2 ATTORNMENT. Subject to the non-disturbance provisions of Paragraph 29.3, Lessee agrees to attorn to a Lender or any other party who acquires ownership of the Premises by reason of a foreclosure of a Security Device, and that in the event of such foreclosure, such new owner shall not: (i) be liable for any act or omission of any prior lessor or with respect to events occurring prior to acquisition of ownership; (ii) be subject to any offsets or defenses which Lessee might have against any prior lessor, or (iii) be bound by prepayment of more than one (1) month's rent.

        29.3 NON-DISTURBANCE. With respect to Security Devices entered into by Lessor after the execution of this Lease, Lessee's subordination of this Lease shall be subject to receiving a commercially reasonable non-disturbance agreement (a "NON-DISTURBANCE AGREEMENT") from the Lender which Non-Disturbance Agreement provides that Lessee's possession of the Premises, and this Lease, including any options to extend the term hereof, will not be disturbed so long as Lessee is not in Breach hereof and attorns to the record owner of the Premises. Further, within sixty (60) days after the execution of this Lease, Lessor shall use its commercially reasonable efforts to obtain a Non-Disturbance Agreement from the holder of any pre-existing Security Device which is secured by the Premises. In the event that Lessor is unable to provide the Non-Disturbance Agreement within said sixty (60) days, then Lessee may, at Lessee's option, directly contact Lessor's lender and attempt to negotiate for the execution and delivery of a Non-Disturbance Agreement.

        29.4 SELF-EXECUTING. The agreements contained in this Paragraph 29 shall be effective without the execution of any further documents; provided, however, that, upon written request from Lessor or a Lender in connection with a sale, financing or refinancing of the Premises, Lessee and Lessor shall execute such further writings as may be reasonably required to separately document any subordination, attornment and/or Non-Disturbance Agreement provided for herein.

30. ATTORNEYS' FEES. If any Party or Broker brings an action or proceeding involving the Premises to enforce the terms hereof or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys' fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, "PREVAILING PARTY" shall include, without limitation, a Party or Broker who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party or Broker of its claim or defense. The attorneys' fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys' fees reasonably incurred. In addition, Lessor shall be entitled to attorneys' fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach.

31. LESSOR'S ACCESS; SHOWING PREMISES; REPAIRS. Lessor and Lessor's agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times for the purpose of showing, the same to prospective purchasers, lenders, or lessees, and making such alterations, repairs, improvements or additions to the Premises as Lessor may deem necessary. All such activities shall be without abatement of rent or liability to Lessee. Lessor may at any time place on the Premises any ordinary "FOR SALE" signs and Lessor may during the last six (6) months of the term hereof place on the Premises any ordinary "FOR LEASE" signs. Lessee may at any time place on or about the Premises any ordinary "FOR SUBLEASE" sign.

32. AUCTIONS. Lessee shall not conduct, nor permit to be conducted, any auction upon the Premises without Lessor's prior written consent. Lessor shall not be obligated to exercise any standard of reasonableness in determining whether to permit an auction.

33. SIGNS. Except for ordinary "FOR SUBLEASE" signs, Lessee shall not place any sign upon the Premises without Lessor's prior written consent. All signs must comply with all Applicable Requirements.

34. TERMINATION; MERGER. Unless specifically stated otherwise in writing by Lessor, the voluntary or other surrender of this Lease by Lessee, the mutual termination or cancellation hereof, or a termination hereof by Lessor for Breach by Lessee, shall automatically terminate any sublease or lessor estate in the Premises; provided, however, that Lessor may elect to continue any one or all existing subtenancies. Lessor's failure within ten (10) days following any such event to elect to the contrary by written notice to the holder of any such lesser interest, shall constitute Lessor's election to have such event constitute the termination of such interest.

35. CONSENTS. Except as otherwise provided herein, wherever in this Lease the consent of a Party is required to an act by or for the other Party, such consent shall not be unreasonably withhold or delayed. Lessor's actual reasonable costs and expenses (including but not limited to architects', attorneys' engineers' and other consultants' fees) incurred in the consideration of, or response to, a request by Lessee for any Lessor consent, including but not limited to consents to an assignment, a subletting or the presence or use of a Hazardous Substance, shall be paid by Lessee upon receipt of an invoice and supporting documentation therefor. Lessor's consent to any act, assignment or subletting shall not constitute an acknowledgment that no Default or Breach by Lessee of this Lease exists, nor shall such consent be deemed a waiver of any then existing Default or Breach, except as may be otherwise specifically stated in writing by Lessor at the time of such consent. The failure to specify herein any particular condition to Lessor's consent shall not preclude the imposition by Lessor at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given. In the event that either Party disagrees with any determination made by the other hereunder and reasonably requests the reasons for such determination, the determining party shall furnish its reasons in writing and in reasonable detail within ten (10) business days following such request.

36.     GUARANTOR.

        36.1 EXECUTION. The Guarantors, if any, shall each execute a guaranty in the form most recently published by the American Industrial Real Estate Association, and each such Guarantor shall have the same obligations as Lessee under this Lease.

        36.2 DEFAULT. It shall constitute a Default of the Lessee if any Guarantor fails or refuses, upon request to provide: (a) evidence of the execution of the guaranty, including the authority of the party signing on Guarantor's behalf to obligate Guarantor, and in the case of a corporate Guarantor, a certified copy of a resolution of its board of directors authorizing the making of such guaranty, (b) current financial statements, (c) a Tenancy Statement, or (d) written confirmation that the guaranty is still in effect.

37. QUIET POSSESSION. Subject to payment by Lessee of the Rent and performance of all of the covenants, conditions and provisions on Lessee's part to be observed and performed under this Lease, Lessee shall have quiet possession and quiet enjoyment of the Premises during the term hereof.

38.     OPTIONS.

        38.1 DEFINITION. "OPTION" shall mean: (a) the right to extend the term of or renew this Lease or to extend or renew any lease that Lessee has on other property of Lessor; (b) the right of first refusal or first offer to lease either the Premises or other property of Lessor; (c) the right to purchase or the right of first refusal to purchase the Premises or other property of Lessor.

        38.2 See Addendum Paragraph 51.5.

        38.3 MULTIPLE OPTIONS. In the event that Lessee has any multiple Options to extend or renew this Lease, a later Option cannot be exercised unless the prior Options have been validly exercised.

        38.4 EFFECT OF DEFAULT ON OPTIONS.

        (a) Lessee shall have no right to exercise an Option: (i) during the period commencing with the giving of any notice of Default and continuing until said Default is cured, (ii) during the period of time any Rent is unpaid (without regard to whether notice thereof is given Lessee), (iii) during the time the Lessee is in Breach of this Lease, or (iv) in the event that

Lessee has been given three (3) or more notices of separate Default, whether or not the Defaults are cured, during the twelve (12) month period immediately preceding the exercise of the Option.

        (b) The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Lessee's inability to exercise an Option because of the provisions of Paragraph 38.4(a).

        (c) An Option shall terminate and be of no further force or effect, notwithstanding Lessee's due and timely exercise of the Option, if, after such exercise and prior to the commencement of the extended term, (i) Lessee fails to pay Rent for a period of thirty (30) days after such Rent becomes due (without any necessity of Lessor to give notice thereof), (ii) Lessor gives to Lessee three (3) or more notices of separate Default during any twelve (12) month period, whether or not the Defaults are cured, or (iii) if Lessee commits a Breach of this Lease.

39. SECURITY MEASURES. Lessee hereby acknowledges that the rental payable to Lessor hereunder does not include the cost of guard service or other security measures, and that Lessor shall have no obligation whatsoever to provide same. Lessee assumes all responsibility for the protection of the Premises, Lessee, its agents and invitees and their property from the acts of third parties.

40. RESERVATIONS. Lessor reserves to itself the right, from time to time, to grant, without the consent or joinder of Lessee, such easements, rights and dedications that Lessor deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Lessee. Lessee agrees to sign any documents reasonably requested by Lessor to effectuate any such easement rights, dedication, map or restrictions.

41. PERFORMANCE UNDER PROTEST. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment "under protest" and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay.

42. AUTHORITY. If either Party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. Each party shall, within thirty (30) days after request, deliver to the other party satisfactory evidence of such authority.

43. CONFLICT. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

44. OFFER. Preparation of this Lease by either Party or their agent and submission of same to the other Party shall not be deemed an offer to lease to the other Party. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

45. AMENDMENTS. This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification. As long as they do not materially change Lessee's obligations hereunder, Lessee agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

46. MULTIPLE PARTIES. If more than one person or entity is named herein as either Lessor or Lessee, such multiple Parties shall have joint and several responsibility to comply with the terms of this Lease.

47. MEDIATION AND ARBITRATION OF DISPUTES. An Addendum requiring the Mediation and/or the Arbitration of all disputes between the Parties and/or Brokers arising out of this Lease |_| IS |_| IS NOT attached to this Lease, but is subject to the Reference Procedure set forth in paragraph 68 of the Addendum.

LESSOR AND LESSEE HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.

-------------------------------------------------------------------------------
ATTENTION: NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE AMERICAN INDUSTRIAL REAL ESTATE ASSOCIATION OR BY ANY BROKER AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS LEASE OR THE TRANSACTION TO WHICH IT RELATES. THE PARTIES ARE URGED TO:

1.  SEEK ADVICE OF COUNSEL AS TO THE LEGAL AND TAX CONSEQUENCES OF THIS LEASE.

2. RETAIN APPROPRIATE CONSULTANTS TO REVIEW AND INVESTIGATE THE CONDITION OF THE PREMISES. SAID INVESTIGATION SHOULD INCLUDE BUT NOT BE LIMITED TO: THE POSSIBLE PRESENCE OF HAZARDOUS SUBSTANCES, THE ZONING OF THE PREMISES, THE STRUCTURAL INTEGRITY, THE CONDITION OF THE ROOF AND OPERATING SYSTEMS, AND THE SUITABILITY OF THE PREMISES FOR LESSEE'S INTENDED USE.

WARNING: IF THE PREMISES IS LOCATED IN A STATE OTHER THAN CALIFORNIA, CERTAIN PROVISIONS OF THE LEASE MAY NEED TO BE REVISED TO COMPLY WITH THE LAWS OF THE STATE IN WHICH THE PREMISES IS LOCATED.
-------------------------------------------------------------------------------

SEE SIGNATURE PAGE ATTACHED HERETO AND INCORPORATED HEREIN BY THIS REFERENCE

The parties hereto have executed this Lease at the place and on the dates specified above their respective signatures.

NOTE: These forms are often modified to meet changing requirements of law and industry needs. Always write or call to make sure you are utilizing the most current form: AMERICAN INDUSTRIAL REAL ESTATE ASSOCIATION, 700 S. Flower Street, Suite 600, Los Angeles, CA 90017. (213) 687-8777. Fax No.
        (213) 687-8616.

              SIGNATURE PAGE ATTACHED TO AND A PART OF THAT CERTAIN

            STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE - NET
                     DATED JANUARY 1, 1999 ("LEASE" HEREIN)
                                 BY AND BETWEEN
                          WERNER WOLFEN, TRUSTEE OF THE
                       LOUIS GLASIER 1974 REVOCABLE TRUST,
                 MICHAEL DUNITZ, NANCY BRUCH, DOROTHY A. DUNITZ,
                      HARVEY ROSENBERG, AND JUDY ROSENBERG
                         ("LESSOR" COLLECTIVELY, HEREIN)
                                       AND
           VETERINARY CENTERS OF AMERICA, INC., A DELAWARE CORPORATION
                                ("LESSEE" HEREIN)



LESSOR:                                      DATED: February _, 1999.


/S/ WERNER WOLFEN                            Address for Notices to Lessor under
------------------------------------         Paragraph 22.1 of this Lease:
WERNER WOLFEN, TRUSTEE OF THE
LOUIS GLASIER 1974 REVOCABLE TRUST
                                             Werner Wolfen, Esq.
                                             1800 Avenue of the Stars
/S/ MICHAEL DUNITZ                           Suite 900
------------------------------------         Los Angeles, California 90067
MICHAEL DUNITZ                               Fax:    (310) 203-7199
                                             Phone:  (310) 277-1010

/S/ NANCY BRUCH                              with a copy to:
------------------------------------
NANCY BRUCH                                  Mr. Michael Dunitz
                                             1112 Ocean Drive
                                             Manhattan Beach, California 90266
                                             Phone: (310) 376-1112
/S/ DOROTHY DUNITZ
------------------------------------
DOROTHY A. DUNITZ


/S/ HARVEY ROSENBERG
------------------------------------
HARVEY ROSENBERG


/S/ JUDY ROSENBERG
------------------------------------
JUDY ROSENBERG

LESSEE:                                     DATED: February _, 1999.

VETERINARY CENTERS OF AMERICA, INC.,
A DELAWARE CORPORATION
                                            Address for Notices to Lessee under
                                            Paragraph 22.1 of this Lease:


BY:     /s/ Robert L. Antin                 Veterinary Centers of America, Inc.
        Robert L. Antin                     12401 West Olympic Boulevard
        Its President                       Los Angeles, California 90064-1022
                                            Attn: President

BY:     /s/Tomas Fuller                     with a copy to:
        Tomas Fuller
        Its Vice President                  James M. Leonard, Esq.
                                            Berger, Kahn, Shafton, Moss,
                                            Figler, Simon & Gladstone
                                            4215 Glencoe Avenue
                                            2nd Floor
                                            Marina del Rey, California 90292

                                   ADDENDUM TO
            STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE - NET
                     DATED JANUARY 1, 1999 ("LEASE" HEREIN)
                                 BY AND BETWEEN
                          WERNER WOLFEN, TRUSTEE OF THE
                       LOUIS GLASIER 1974 REVOCABLE TRUST,
                 MICHAEL DUNITZ, NANCY BRUCH, DOROTHY A. DUNITZ,
                      HARVEY ROSENBERG, AND JUDY ROSENBERG
                         ("LESSOR" COLLECTIVELY, HEREIN)
                                       AND
           VETERINARY CENTERS OF AMERICA, INC., A DELAWARE CORPORATION
                                ("LESSEE" HEREIN)
-------------------------------------------------------------------------------

        The Standard Industrial/Commercial Single-Tenant Lease - Net dated January 1, 1999 ("Printed Lease" herein) by and between WERNER WOLFEN, TRUSTEE OF THE LOUIS GLASIER 1974 REVOCABLE TRUST, MICHAEL DUNITZ, NANCY BRUCH, DOROTHY
A. DUNITZ, HARVEY ROSENBERG, AND JUDY ROSENBERG ("LESSOR" collectively herein) and VETERINARY CENTERS OF AMERICA, INC., A DELAWARE CORPORATION ("LESSEE" herein) is hereby supplemented and amended by this Addendum to Standard Industrial/Commercial Single-Tenant Lease-Net ("ADDENDUM" herein). To the extent that there is any conflict or inconsistency between the Printed Lease and this Addendum, the terms and provisions of this Addendum shall control. The Printed Lease and the amendments contained in this Addendum are hereafter collectively sometimes referred to in the Printed Lease and in this Addendum as the "LEASE".

48.     PREMISES.

        48.1 MEASUREMENT OF BUILDING AREA. Lessor and Lessee both agree that the square footage of the area contained within the three (3) buildings comprising part of the Premises stated in PARAGRAPH 1.2 of the Basic Provisions on Page 1 of the Printed Lease ("BUILDING AREA" herein), which is approximately 30,782 square feet, may be adjusted as hereinafter more particularly set forth. No sooner than the date the tenant which is currently in possession of the Premises ("EXISTING TENANT" herein) has vacated, Lessor shall instruct Lessor's architect or space planner to measure the Building Area of the Premises, at Lessor's sole cost and expense. In determining the Building Area, the buildings shall be measured in the field from the exterior face of exterior walls, exterior doors and exterior windows to the opposite exterior face of exterior walls, exterior doors and exterior windows; and, any vertical penetrations (such as, by way of illustration only, columns, air shafts and stairwells) shall not be deducted. Lessor shall give Lessee written notice of said final field measurement, which shall be conclusive as between Lessor and Lessee. If such field measurement indicates that the square footage measurement prepared by the Lessor produces a square footage number in excess of, or lower than, the square footage number set forth in PARAGRAPH 1.2 of this Lease, then any payments due to Lessor from Lessee, or any other amounts in this Lease, based upon the amount of square feet contained in the Building Area of the Premises shall be proportionally, retroactively and prospectively reduced or increased, as appropriate, to reflect the actual number of square feet, as properly measured under said standards.

        48.2 PARKING. During the Term of this Lease, Lessee shall have the exclusive right to use the parking lot solely for the purposes of: (a) parking passenger vehicles and delivery vehicles; (b) vehicular and pedestrian ingress to and egress from the parking lot; and, (c) pedestrian ingress to and egress from the buildings which are part of the Premises. The current location of the parking spaces is shown on EXHIBIT "A" which is attached hereto and incorporated herein by this reference. Lessor shall not lease any of the parking spaces on the Premises to any other party during the Term of this Lease.

49.     TERM.

        49.1 (This subparagraph is intentionally omitted.]

        49.2 "COMMENCEMENT DATE". The "COMMENCEMENT DATE" as that term is used in this Lease shall mean the date on which Lessor notifies Lessee in writing that Lessor has substantially completed (as that term is more particularly defined in PARAGRAPH 54.1 of this Lease) "Lessor's Phase One Work" (as that term is more particularly defined in PARAGRAPH 52 of this Lease).

        49.3 "RENT COMMENCEMENT DATE". Lessee's obligation to commence paying the Base Rent in the amounts set forth in this Lease shall commence on AUGUST 1, 1999 ("RENT COMMENCEMENT Date" herein). If the Rent Commencement Date occurs on a date which is not the first (1st) day of a month, then on the Rent Commencement Date, Lessee shall pay Lessor an amount equal to: (A) the prorated amount of the Base Rent for such partial month (which shall be prorated based on the actual number of days in such partial month) and the Base Rent for the next following calendar month LESS (B) the prepaid amount of Base Rent under PARAGRAPH 60.1 of this Addendum.

        49.4 "EXPIRATION DATE". The "EXPIRATION DATE" as that term is used in this Lease shall mean the date which is fifteen (15) years after the Rent Commencement Date.

        49.5 "ORIGINAL TERM". The "ORIGINAL TERM" as that term is used in this Lease shall mean the period commencing on and including the Commencement Date and continuing through and including the Expiration Date.

        49.6 COMMENCEMENT DATE MEMORANDUM. Within thirty (30) days after the Commencement Date has occurred, the parties shall execute a memorandum confirming the Commencement Date, Expiration Date, Rent Commencement Date, and any dates for Base Rent adjustments required by PARAGRAPH 50.

        49.7 LESSEE'S OPTIONS TO TERMINATE LEASE.

        49.7.1 Notwithstanding anything in this Lease to the contrary contained in PARAGRAPHS 49.4 AND 49.5 of this Lease, Lessee shall have five (5) options to terminate this Lease ("TERMINATION OPTION(S)" herein); provided, that in order to duly exercise any of the Termination Options each of the following conditions precedent have been fulfilled:

        (1) Lessee shall give Lessor written notice ("TERMINATION NOTICE" herein) that Lessee exercises each respective Termination Option before the first (1st) day of the respective month after the Rent Commencement Date set forth below ("LAST TERMINATION NOTICE DATE" herein) which termination of the Lease shall be effective as of the respective dates ("TERMINATION DATE" herein) set forth below:

TERMINATION       LAST TERMINATION NOTICE DATE    TERMINATION DATE                TERMINATION
OPTION                                                                            PAYMENT
---------------   ----------------------------    ----------------------------    ---------------
1                 first day of the 115th month    10th anniversary of the Rent    Six (6) Months
                  after the Rent Commencement     Commencement Date
                  Date

2                 first day of the 127th month    11th anniversary of the Rent    Five (5)
                  after the Rent Commencement     Commencement Date               Months
                  Date

3                 first day of the 139th month    12th anniversary of the Rent    Four (4)
                  after the Rent Commencement     Commencement Date               Months
                  Date

4                 first day of the 151st month    13th anniversary of the Rent    Three (3)
                  after the Rent Commencement     Commencement Date               Months
                  Date

5                 first day of the 163rd month    14th anniversary of the Rent    Two (2) Months
                  after the Rent Commencement     Commencement Date
                  Date

If the Rent Commencement Date occurs on a date which is not the first (1st) day of a month, then for purposes of this PARAGRAPH 49.7.1 only, the Rent Commencement Date shall be the first (1st) day of the month following the date on which the Rent Commencement Date actually occurred.

        (2) The Termination Notice shall be deemed validly given only if Lessee concurrently with giving the Termination Notice delivers to Lessor an amount equal to the "Termination Payment" (as that term is hereinafter more particularly defined) in an amount equal to the Base Rent, Real Property Taxes, insurance and any other amounts under the Lease which Lessee is required to pay to Lessor during the number of months after the Termination Date which are set forth in the table above under the heading "TERMINATION PAYMENT", as such amounts may be adjusted or increased during such respective periods, as though this Lease had continued for said respective periods and had not been terminated. If as of the date Lessee delivers to Lessor the Termination Notice the amount of Real Property Taxes for the number of months after the Termination Date which are set forth in the table above under the heading "Termination Payment" are not known, then the portion of the Termination Payment applicable to Real Property Taxes shall consist of the Real Property Taxes based on the most recent available tax bill information; and, once the actual Real Property Taxes for said period have been determined, (i) if the portion of the Termination Payment applicable to Real Property Taxes paid by Lessee is less than the actual amount of the Real Property Taxes, then within ten (10) days after the actual amount has been ascertained Lessee shall pay the deficiency, if any, to Lessor; or,
(ii) if the portion of the Termination Payment applicable to Real Property Taxes paid by Lessee is more than the actual amount of the Real Property Taxes, then within ten (10) days after the actual amount has been ascertained Lessor shall refund the difference to Lessee. For example, if Lessee duly exercises Termination Option 4 by giving Lessor the Termination Notice prior to the first date of the 151st month after the Rent Commencement Date, such Termination Notice must be accompanied by the Base Rent, Real Property Taxes, insurance and any other amounts under the Lease which Lessee is required to pay to Lessor during the three (3) months after the Termination Date, as such amounts may be adjusted or increased during such three (3) months.

        (3) During the period from the date Lessee delivers to Lessor the Termination Notice and continuing until the Termination Date, Lessee shall continue to pay Lessor the Base Rent, Real Property Taxes, insurance and any other amounts under the Lease which Lessee is required to pay to Lessor, as though the Termination Option has not been exercised.

        (4) Lessee shall not have the right to terminate this Lease by exercising the Termination Options during the Option Periods (as such term is defined in PARAGRAPH 51.1 of this Lease).

        (5) Lessee shall have no right to exercise the Termination Option, notwithstanding any provision in the grant of the Termination Option to the contrary if there has been a Breach under PARAGRAPH 12.1 of this Lease. The period of time within which the Termination Option may be exercised shall not be extended or enlarged by reason of Lessee's inability to exercise an Termination Option because of this PARAGRAPH 49.7.1(5).

        (6) If Lessee validly exercises the Termination Option but becomes in Breach of this Lease between the date of giving the Termination Notice and the Termination Date, then the Termination Notice shall be deemed null and void ab initio and the Lease shall continue as though the Termination Notice had not been given and Lessee shall not thereafter after the right or option to terminate this Lease pursuant to the Termination Option which Lessee exercised, although Lessee shall have the right to exercise future Termination Options subject to the terms and provisions of this Lease including, without limitation, this PARAGRAPH 49.7.1.

        49.7.2 The Termination Options granted to Lessee are personal to the original Lessee named in this Lease and may not be exercised or be assigned voluntarily or involuntarily, by or to any person or entity other than said Lessee; provided, however the Termination Option may be exercised by or assigned to any party to whom the Lease is transferred under PARAGRAPH 11.1(C) of this Lease or to any party to whom the Lease is transferred as part of a Permitted Transfer (as that term is more particularly defined in PARAGRAPH 80.2 of this Lease). The Termination Option herein granted to Lessee is not assignable separate and apart from this Lease.

        49.7.3 If Lessee exercises any Termination Option within the time and in the manner provided herein, Lessee shall vacate the Premises on the Termination Date and all obligations of Lessor and Lessee under this Lease shall terminate except for the obligations under this Lease which exist upon the expiration or earlier termination of this Lease and for obligations accruing or arising before the Termination Date.

        49.7.4 Time is of the essence in the exercise of the Termination Options. If Lessee fails to exercise any particular Termination Option within the time and in the manner provided herein, said Termination Option shall expire and be of no further force and effect and Lessee shall not thereafter have the right to terminate the Lease pursuant to the particular Termination Option which expired.

50.     BASE RENT.

        50.1 AMOUNT OF BASE RENT. During the Original Term of this Lease, Lessee shall pay Base Rent to Lessor during the following periods of time in the following amounts:

        50.1.1 During the period commencing on the Commencement Date and continuing until the Rent Commencement Date, Base Rent shall be abated, subject to and as more particularly defined in PARAGRAPH 50.2 of this Lease.

        50.1.2 Commencing on the Rent Commencement Date and continuing through and including the eighteenth (18th) month after the Rent Commencement Date the Base Rent per month shall be computed by multiplying the Building Area (determined under PARAGRAPH 48.L) by $1.55.

        50.1.3 On the first day of each of the nineteenth (19th), thirty-seventh
(37th), fifty-fifth (55th), seventy-third (73rd), ninety-first (91st), one hundred ninth (109th), one hundred twenty-seventh (127th), one hundred forty-fifth (145th) and one hundred fifty-seventh (157th) and one hundred seventy-fifth (175th) months after the Rent Commencement Date, each such date being referred to herein as an "ADJUSTMENT DATE", the Base Rent determined under PARAGRAPH 50.1.2 shall be increased (but not decreased) by multiplying said Base Rent determined under PARAGRAPH 50.1.2 by one hundred three percent (103%) of a fraction, the numerator of which is the Index (as that term is hereinafter more particularly defined in PARAGRAPH 50.1.5) for the month which is two (2) calendar months prior to the Adjustment Date in question and the denominator of which is the Index for the month in which the Rent Commencement Date occurred. The sum so calculated shall constitute the new Base Rent hereunder until the next Adjustment Date; provided, however, in no event whatsoever shall such new Base Rent be less than the "ADJUSTMENT FLOOR" nor more than the "ADJUSTMENT Ceiling" (as those terms are hereinafter more particularly defined). The "ADJUSTMENT FLOOR" shall be equal to the Base Rent payable for the month immediately preceding the date for such rent adjustment plus any cumulative and compounded increases for past adjustments of Base Rent which would have been paid by Lessee but for the application of the Adjustment Ceiling. The "ADJUSTMENT CEILING" shall be the amount per month for the respective months set forth below computed by multiplying the Building Area (determined under PARAGRAPH 48.1) by the respective Monthly Rent Per Foot set forth below, as follows:

MONTHS AFTER THE RENT COMMENCEMENT DATE           MONTHLY RENT PER FOOT
---------------------------------------           ----------------------
1-18, inclusive                                   $1.55

19-36, inclusive                                  $1.60

37-54, inclusive                                  $1.65

55-72, inclusive                                  $1.70

73-90, inclusive                                  $1.75

91-108, inclusive                                 $1.80

109-126, inclusive                                $1.85

127-144, inclusive                                $1.95

145-156, inclusive                                $2.00

157-174, inclusive                                $2.05

175-180, inclusive                                $2.10


The months listed above are measured from the Rent Commencement Date. The months listed above are inclusive of the beginning month and the ending month so that, for example, in the listing above of "91-108, inclusive" the Adjustment Ceiling shall be $1.80 per square foot of Building Area during and including the 91st month after the Rent Commencement Date and continuing through and including the 108th month after the Rent Commencement Date. Until the new Base Rent has been calculated, Lessee shall pay the Base Rent Lessee had been paying during the immediately preceding period, and shall immediately pay the deficiency, if any, once the new Base Rent has been determined pursuant to this PARAGRAPH 50.1.3.

[EXAMPLE: The following example is inserted for purposes of illustration only:

MONTHS 1-18
Assume that the Building Area is 47,712 square feet. Therefore, the Base Rent in months 1 through 18, inclusive, is $47,712. Further, assume that the Index as of the Rent Commencement Date was 100.

MONTHS 19-36
Further, assume that the Index in the 17th month after the Rent Commencement Date is 105. The calculation of the Base Rent in months 19 through 36, inclusive, would be as follows:

        $47,712 multiplied by 1.03% multiplied by 105/100 = $51,600.53

        Adjustment Floor = $47,712

        Adjustment Ceiling = $1.60 multiplied by 30,782 = $49,251.20

Since the Base Rent calculation of $51,600.53 is more than the Adjustment Ceiling, but at least the Adjustment Floor, the final Base Rent would be the Adjustment Ceiling of $49,251.20.

MONTHS 37-54
Further, assume that the Index in the 35th month after the Rent Commencement Date is 106. The calculation of the Base Rent in months 37 through 54, inclusive, would be as follows:

        $47,712 multiplied by 1.03% multiplied by 106/100 = $52,091.96

        Adjustment Floor = $47,712 plus $2,349.33 (which is the cumulative difference between the Base Rent calculation in months 19-36 without reference to the Adjustment Ceiling ($51,600.53) and the Adjustment Ceiling in months 19-36 ($49,251.20)) = $50,061.33

        Adjustment Ceiling = $1.65 multiplied by 30,782 = $50,790.00

Since the Base Rent calculation of $52,091.96 is more than Adjustment Ceiling, but at least the Adjustment Floor, the final Base Rent would be the Adjustment Ceiling of $50,790.00.

End of Example.]

        50.1.4 Until the Building Area has been determined under PARAGRAPH 48.1, the Base Rent shall be Forty Seven Thousand Seven Hundred Twelve Dollars ($47,712) per month, which is a Building Area of 30,782 multiplied by $1.55. Said amount shall continue to be paid until the Building Area has been determined under PARAGRAPH 48.1. If the amount of the Building Area determined under PARAGRAPH 48.1 is less than 30,782 square feet, then the Base Rent payable under PARAGRAPH 50.1.2, PARAGRAPH 50.1.3 and this PARAGRAPH 50.1.4 shall be recalculated as provided herein and Lessor shall credit against the next ensuing Rent payments the difference between the amount of Base Rent Lessee paid to Lessor and the amount recalculated under this PARAGRAPH 50.1.4. If the amount of the Building Area determined under PARAGRAPH 48.1 is more than 30,782 square feet, then the Base Rent payable under PARAGRAPH 50.1.2, PARAGRAPH 50.1.3 and this PARAGRAPH 50.1.4 shall be recalculated as provided herein and Lessee shall promptly pay Lessor the difference between the amount recalculated under this PARAGRAPH 50.1.4 and the amount Lessee paid Lessor. The recalculation provided in this PARAGRAPH 50.1.4 shall also pertain to the amount of Base Rent paid upon execution which is referred to in PARAGRAPH 1.5 of the Printed Lease and in PARAGRAPH 60.1 of this Addendum.

        50.1.5 The "INDEX" shall be the Consumer Price Index for Urban Wage Earners and Clerical Workers for all items for Los Angeles-Riverside-Orange Co., All Items, published by the United States Department of Labor, Bureau of Labor Statistics, in which the 1982-84 average of 100 points is the base. If the 1982-84 average of 100 points ceases to be used as the base, the Index shall be converted in accordance with conversion factor published by the United

States Department of Labor, Bureau of Labor Statistics, to the 1982-84 base. If the Index is discontinued or if a substantial change is made in the terms or number of items used to compile the Index, then any similar index which most closely comprehends the impact of cost of living increases on commercial real property rentals published by any branch or department of the United States Government shall be used, and if none is so published, then another non-partisan index evaluating the information theretofore used in compiling the Index, and generally recognized as authoritative on the impact of cost of living increases on commercial real property rentals shall be used and if the parties are unable to agree on the index to be used prior to thirty (30) days before each Adjustment Date as of which the adjustment is being made, then and in such event, the designation of a particular index shall be done by arbitrators appointed and acting under the Rules of the American Arbitration Association and Landlord and Tenant shall each bear one-half (1/2) of the cost thereof. The Base Rent adjusted as herein provided shall thereafter be payable until the next adjustment. Base Rent, both before and after the adjustment as provided herein, is referred to as the "Base Rent".

        50.2 RENT ABATEMENT. The parties acknowledge that Lessee is not paying the Base Rent for the period commencing with the Commencement Date and continuing until the Rent Commencement Date ("RENTAL ABATEMENT PERIOD" herein). However, the Lessee is required to pay during the Rental Abatement Period all Real Property Taxes, insurance, utilities and all other additional Rent. The parties acknowledge that the foregoing Rental Abatement Period has been granted to Lessee as additional consideration for entering into this Lease, and for agreeing to pay the Rent and performing the terms and conditions otherwise required under the Lease. Accordingly, in the event of a Default by Lessee which Lessee fails to cure within the times permitted for curing hereunder, Lessee shall be obligated to pay the unamortized portion of Base Rent otherwise abated hereunder during the Rental Abatement Period, with interest as provided in the Lease, from the date such Base Rent would otherwise have been due but for the abatement provided for herein, immediately upon written demand by Lessor. The unamortized portion of the abated Base Rent would be equal to the total amount of the abated Base Rent (which is the amount of One and 55/100 Dollars ($1.55) multiplied by the Building Area multiplied by four (4) months) divided by the number of months in the Original Term of this Lease multiplied by the number of months (or fractions thereof) remaining in the Original Term of this Lease at the time of such Default. The parties hereby agree that Lessee's obligation to repay any abated Base Rent and interest thereon is of the essence of this Lease and Lessee's covenant was a material inducement to Lessor entering into this Lease.

51.     OPTIONS TO EXTEND LEASE TERM.

        51.1 GRANT OF OPTIONS. Subject to all of the terms and provisions of PARAGRAPH 38 of the Lease, Lessee is hereby granted two (2) consecutive options ("OPTIONS" herein) to extend the term of this Lease, each for a period of five
(5) years from the then expiration of the term of this Lease ("OPTION PERIODS" herein), on all of the same terms and conditions contained herein except Base Rent and except for the further grant of any options to renew the term of this Lease; provided that Lessee gives Lessor written notice of Lessee's election to exercise each of the Options, which is actually received by Lessor, at least six
(6) months but not more than nine (9) months prior to the then scheduled expiration of the Lease term; and, further provided that Lessee has duly exercised any prior Options within the time and in the manner provided herein before Lessee shall have the right to exercise the Option in question. If Lessee fails to give

Lessor such written notice within the time and in the manner provided herein, said Option and any then unexercised Options shall expire and be of no further force and effect"; provided, however, that either (a) at least fourteen (14) days prior to the expiration of the time period during which Lessee may exercise an Option, Lessor gave Lessee written notice reminding Lessee of the existence of such Options; or, (b) if Lessor did not give Lessee such reminder notice and Lessee fails to timely exercise the Option in question, Lessor gave Lessee written notice reminding Lessee of the existence of the Option and Lessee failed to exercise same within fourteen (14) days after the giving of such written notice to Lessee. Time is of the essence in the exercise of the Options. If Lessee gives notice to Lessor of its election to exercise an Option within the time and in the manner prescribed herein, the Base Rent payable during such Option Period shall be determined as hereinafter provided.

        51.2 RENT DURING OPTION PERIODS. If Lessee duly exercises each Option within the time and in the manner provided herein, the Base Rent during each Option Period (including but not limited to periodic increases of the Base Rent during each Option Period) shall be increased (but not decreased) as of the commencement of each Option Period to the monthly "FAIR MARKET RENT" (as that term is more particularly defined in PARAGRAPH 51.3 below); provided, however that the new Base Rent computed under this PARAGRAPH 51.2 shall not be less than the Base Rent payable during the period immediately preceding such adjustment.

        51.3 DETERMINATION OF FAIR MARKET RENT. The "FAIR MARKET RENT" for the Premises as of the beginning of each of the Option Periods (and the periodic increases during each Option Period) shall be determined, as follows:

        51.3.1 Lessor shall determine the "FAIR MARKET RENT" (including but not limited to the Fair Market Rent at the beginning of each Option Period and periodic increases thereof during each Option Period) by using its good faith judgment. Lessor shall use its best efforts to provide written notice of such amount within thirty (30) days after Lessee sends notice to Lessor exercising an Option. Lessee shall have thirty (30) days ("LESSEE REVIEW PERIOD" herein) after receipt of Lessor's notice of the new rental within which to accept such rental or to reasonably object thereto in writing. In the event Lessee objects, Lessor and Lessee shall attempt to agree upon such Fair Market Rent, using their best good faith efforts. If Lessor and Lessee fail to reach agreement within fifteen
(15) days following Lessee's Review Period ("OUTSIDE AGREEMENT DATE" herein), then each party's determination shall be submitted to arbitration in accordance with PARAGRAPHS 51.3.2 through 51.3.6 below. Failure of Lessee to so object in writing within the Lessee's Review Period shall conclusively be deemed its approval of the Fair Market Rent determined by Lessor. In the event that Lessor fails to timely generate the initial written notice of Lessor's determination of the Fair Market Rent which triggers the negotiation period of this section, then Lessee may commence such negotiations by providing the initial notice, in which event Lessor shall have thirty (30) days ("LESSOR'S REVIEW PERIOD" herein) after receipt of Lessee's notice of the new rental within which to accept such rental. In the event Lessor does not affirmatively in writing consent to Lessee's proposed rental, such proposed rental shall be deemed rejected and Lessor and Lessee shall attempt in good faith to agree upon such Fair Market Rent, using their best good faith efforts. If Lessor and Lessee fail to reach agreement within fifteen (15) days following Lessor's Review Period (which shall be, in such event, the "OUTSIDE AGREEMENT DATE" in lieu of the above definition of such date), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rent and such determination shall be submitted to arbitration in accordance with PARAGRAPHS 51.3.2 through 53.3.6 below.

        51.3.2 Lessor and Lessee shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other's presence. If Lessor and Lessee do not mutually agree upon the Fair Market Rent within five (5) business days of the exchange and opening of envelopes, then, within ten (10) business days after exchange and opening of envelopes Lessor and Lessee shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable properties in West Los Angeles, California. Neither Lessor nor Lessee shall consult with such broker as to his or her opinion as to Fair Market Rent prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Lessor's or Lessee's submitted Fair Market Rent for the Premises is the closest to the actual Fair Market Rent for the Premises as determined by the arbitrator taking into account the requirements of this provision regarding same. Such arbitrator may (or at the request of either party, shall) hold such hearings and require such briefs as the arbitrator in his or her sole discretion, determines to be necessary.

        51.3.3 The arbitrator shall within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Lessor's or Lessee's submitted Fair Market Rent, and shall notify Lessor and Lessee of such determination.

        51.3.4 The decision of the arbitrator shall be binding upon Lessor and Lessee, except as provided below.

        51.3.5 If Lessor and Lessee fail to agree upon and appoint an arbitrator then, notwithstanding anything to the contrary in PARAGRAPH 68 of this Lease, the appointment of the arbitrator shall be made by the Presiding judge of the Los Angeles County Superior Court, or, if he or she refuses to act, any judge having jurisdiction over the parties.

        51.3.6 The cost of arbitration shall be paid by Lessor and Lessee equally.

        51.4 "FAIR MARKET RENT" DEFINED. "FAIR MARKET RENT" shall mean the amount equal to the monthly rental rate per rentable square foot that a comparable lessor of a comparable property in the vicinity of the building ("COMPARABLE BUILDING" herein) with comparable vacancy factors would accept in current transactions between non-affiliated parties from new, non-expansion, non-renewal, non-sublease and non-equity lessees of comparable credit worthiness, for comparable space, for a comparable use for a comparable period of time ("COMPARABLE TRANSACTIONS" herein). In any determination of Comparable Transactions appropriate consideration shall be given to the annual rental rates per rentable square foot but not (a) the standard of measurement by which the rentable square foot is measured, (b) the ratio of rentable square feet to usable square feet, (c) the type of escalation clause (e.g., whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop), (d) the extent of Lessee's liability under the Lease, (e) abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question,
(f) brokerage commissions, if any, which would be payable by Lessor in similar transactions, (g) length of the lease term, (h) size and location of premises being leased, (i) building standard work letter and/or Lessee improvement allowances, if any, and (j) other generally applicable conditions of tenancy for such Comparable Transactions. The term "FAIR MARKET RENT" shall include, but not be limited to, the Fair Market Rent at the beginning of each Option Period but also periodic increases thereof during each Option Period which periodic increases shall be those which are then being used in leases of Comparable Transactions in Comparable Buildings. By way of example only, if the "face rate" for space in a Comparable Building in a Comparable Transaction is $56 per square foot, but in such Comparable Building and Comparable Transaction, the lessee is entitled to six (6) months of free rent, a tenant improvement allowance of $45 per square foot, there is a base year for operating expenses and taxes, there is a 5% brokerage commission, and the tenant pays $5 per square foot for its own tenant improvements, then the Fair Market Rent for purposes of this Lease shall be $56 per square foot.

        51.5 OPTIONS PERSONAL TO ORIGINAL LESSEE. PARAGRAPH 38.2 of the Printed Lease is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

        "38.2 OPTIONS PERSONAL TO ORIGINAL LESSEE. Each Option granted to Lessee in this Lease is personal to the original Lessee or a Lessee Affiliate (as that term is hereinafter more particularly defined), and cannot be assigned or exercised by anyone other than said original Lessee or a Lessee Affiliate and only while the original Lessee or a Lessee Affiliate is in full possession of the Premises and, if requested by Lessor, with Lessee certifying that Lessee has no intention of thereafter assigning or subletting. As used in this PARAGRAPH 38.2, "LESSEE AFFILIATE" shall mean and include a subsidiary which is wholly owned by the original Lessee.

52.     LESSOR'S WORK.

        52.1 DESCRIPTION OF LESSOR'S WORK.

        52.1.1 LESSOR'S PHASE ONE WORK. After all contingencies to the effectiveness of this Lease have expired or been waived, at Lessor's sole cost and expense, Lessor shall perform only the following Alterations for Lessee ("LESSOR'S PHASE ONE WORK" collectively herein):

        (A) Lessor shall deliver Buildings A, B and C to Lessee in broom clean condition; and,

        (B) Lessor shall demolish the non-structural improvements in Buildings A, B and C (including the presently existing men's and women's restrooms in Buildings A, B and C) which improvements are shown on the Demolition Plan which is attached hereto as EXHIBIT "B"; and,

        (C) Lessor shall perform Lessor's Phase One Work in compliance with all Applicable Requirements including, but not limited to, compliance with fire code requirements and any work necessary for the Lessor's Phase One Work to comply with the Americans with Disabilities Act or any similar Applicable Requirements pertaining to access by handicapped persons, all of which shall be accomplished without regard to Lessee's Work.

Lessee shall at Lessee's sole cost and expense cause any of Lessee's Work to comply with the Americans With Disabilities Act including but not limited to any compliance with the Americans With Disabilities Act for matters which are not Lessee's Work which are triggered by Lessee's Work. After the Commencement Date, Lessee shall at Lessee's sole cost and expense (except as provided above) cause the Premises and any Alterations and/or Utility Installations done by Lessee and Lessee's Work to comply with the Americans With Disabilities Act; and,

        (D) Lessor shall provide Lessee with information concerning the condition and specifications of the presently existing electrical system. By signing this Lease, Lessee approves such condition and specifications; and,

        (E) Provide level floors throughout the Premises using the existing floor as a benchmark; and,

        (F) Abate asbestos-containing material, if any, or other Hazardous Substances, if any, in the Premises in accordance with Applicable Requirements. Lessor shall have the sole right to determine whether the method employed will be removing or remediating the asbestos, taking into consideration the extent that Lessee's Work will disturb any existing asbestos-containing materials or other Hazardous Substances; and,

        (G) The presently existing fire sprinkler system shall be delivered in good working order without reference to the use for which Lessee shall use the Premises. Lessor shall raise the sprinkler heads to the interior of the roofline and, if required by Applicable Requirements have such sprinkler heads re-certified by the City of Los Angeles.

        52.1.2 LESSOR'S PHASE TWO WORK. After all contingencies to the effectiveness of this Lease have expired or been waived, and after Lessee has delivered Lessor Plans (as defined in PARAGRAPH 53.7 which have been approved by the City of Los Angeles and Lessor, Lessor's sole cost and expense, Lessor shall perform only the following Alterations for Lessee ("LESSOR'S PHASE TWO WORK" collectively herein):

        (A) Lessor shall provide information to Lessee regarding the condition and specifications of the presently existing HVAC units. By signing this Lease, Lessee approves such condition and specifications. Lessor shall deliver the HVAC units to Lessee in good operating condition as required by and subject to PARAGRAPH 2.2 of this Lease. If new HVAC units are required for Building A, the tonnage shall not exceed 55 tons. Lessor and Lessee shall use the same contractor for performing their respective work in connection with the HVAC system in Building A. Lessor shall provide the HVAC in Building A stubbed to the Premises. Lessee (not Lessor) shall be responsible for distribution of the HVAC within the Building A. Notwithstanding anything to the contrary contained in this Lease, Lessee shall not be responsible for the capital costs of replacing such HVAC units unless the reason for such replacement was that Lessee failed to maintain the HVAC service contracts required by this Lease or failed to perform routine maintenance of such units. Lessee shall keep in force and effect at Lessee's sole cost and expense a service and maintenance contract with respect to the HVAC units; and,

        (B) Re-install or install the windows shown on the Window Plan which is attached hereto as EXHIBIT "C" and incorporated herein by this reference. The Window Plan shall also contain the size and specifications for such windows; and,

        (C) Remove the presently existing broadcast tower at the rear of the Premises; and,

        (D) Install a new roof cover on the A Building and B Building. As to the C Building, Lessor shall perform an evaluation of the presently existing condition of the roof. Lessor shall install a new roof cover as part of Lessor's Phase Two Work unless: (a) it is determined that there are at least three (3) years of useful life remaining in the roof of the C Building; and, (b) Lessee is not performing extensive roof modifications to the C Building roof as part of Lessee's Work; and,

        (E) Lessor shall sandblast the interior and exterior walls and ceilings of Buildings A and B only; however, whether the north exterior side of Building B shall be sandblasted shall be determined by the Parties within the time and in the manner provided in Paragraph 53.1 of this Lease; and,

        (F) Building to meet City seismic code requirements but only if mandated and required by any earthquake hazard ordinance in effect as of the Commencement Date (but not if required due to Lessee's Work, Lessee Owned Alterations and/or Utility Installations or by the use to which Lessee will put the Premises); and,

        (G) Install rigid insulation with an R-factor of ________ on the roof of Buildings A and B, which R-factor shall be determined as provided in PARAGRAPH 53.1; and,

        (H) Clean and fix any operable windows. Lessor shall also replace the existing broken glass in the windows as necessary.

        52.2 DESCRIPTIONS OF EXCLUSIONS FROM LESSOR'S WORK. Lessor's Phase One Work and Lessor's Phase Two Work shall specifically not include any items or matters which are not specifically set forth in PARAGRAPH 52.1. Lessor is not obligated to pay for nor to make any improvements, alterations, demolitions, additions or betterments at the inception of the Original Term other than those specifically specified in PARAGRAPH 52.1.

        52.3 DELIVERY OF POSSESSION OF PREMISES TO LESSEE. Lessor ordinarily would not deliver possession of the Premises to Lessee until Lessor had substantially completed Lessor's Phase One Work and Lessor's Phase Two Work. However, Lessee has an immediate need to occupy and perform Lessee's Work and to make Lessee Owned Alterations and/or Utility Installations to the Premises. Therefore, the parties recognize that Lessor's Phase Two Work may not be commenced nor substantially completed in the Premises at the time that Lessee is delivered possession of the Premises.

        52.4 TIME FOR SUBSTANTIAL COMPLETION.

        52.4.1 LESSOR'S PHASE ONE WORK. After all contingencies to the effectiveness of this Lease have expired or been waived, Lessor shall endeavor to substantially complete (as that term is defined below) the Lessor's Phase One Work referred to in PARAGRAPHS
52.1.1 no later than APRIL 1, 1999; provided, however, Lessor's obligation is subject to: (a) obtaining a building permit, if one is required; (b) Lessee's cooperation with Lessor in performing Lessor's Phase One Work; (c) Force Majeure Delay (as that term is defined in PARAGRAPH 54.2 of this Lease) ; and, (d) Lessee's Delay (as that term is defined in PARAGRAPH 54.3 of this Lease). In the event that Lessor fails by APRIL 1, 1999 (subject to Force Majeure Delay and to Lessee's Delay) to substantially complete the Lessor's Phase One Work referred to in PARAGRAPH 52.1.1 as it relates to the Premises, (which is not concurrent with a Force Majeure Delay or Lessee Delay), then notwithstanding anything to the contrary contained in this Lease, as Lessee's sole and exclusive remedy, (a) for the first thirty (30) days of such delay, Lessee shall be entitled to abate one (1) day of Base Rent for each one (1) day of such delay; and, (b) after the first thirty (30) days of such delay, Lessee shall be entitled to abate an amount equal to one (1) day of Base Rent plus Five Hundred Dollars ($500) for each one (1) day of such delay In the event Lessor fails by MAY 15, 1999 (subject to Force Majeure Delay and to Lessee's Delay) to substantially complete the Lessor's Phase One Work referred to in PARAGRAPH 52.1.1 as it relates to the Premises (which is not concurrent with a Force Majeure Delay or Lessee Delay), then notwithstanding anything to the contrary contained in this Lease, as Lessee's sole and exclusive remedy, Lessee shall have the right to terminate this Lease by giving Lessor thirty (30) days' prior written notice. If Lessee gives Lessor such termination notice, this Lease shall terminate thirty (30) days after Lessor gives Lessee such termination notice unless within said thirty
(30) day period Lessor substantially completes the Lessor's Phase One Work.

        52.4.2 LESSOR'S PHASE TWO WORK. After all contingencies to the effectiveness of this Lease have expired or been waived, Lessor shall endeavor to substantially complete (as that term is defined below) the Lessor's Phase Two Work referred to in PARAGRAPHS 52.1.2 no later than sixty (60) days after Lessee has delivered Lessor the Plans (as defined in PARAGRAPH 53.7) which have been approved by the City of Los Angeles and Lessor (and, with respect to Lessor's Work shown on the Window Plan, ninety (90) days after Lessee has delivered Lessor the Plans (as defined in PARAGRAPH 53.7) which have been approved by the City of Los Angeles and Lessor); provided, however, Lessor's obligation is subject to: (a) obtaining a building permit, if one is required; (b) Lessee's cooperation with Lessor in performing Lessor's Phase One Work and Lessor's Phase Two Work; (c) Force Majeure Delay (as that term is defined in PARAGRAPH 54.2 of this Lease); and, (d) Lessee's Delay (as that term is defined in PARAGRAPH 54.3 of this Lease). In the event that within said time periods Lessor fails (subject to Force Majeure Delay and to Lessee's Delay) to substantially complete the Lessor's Phase Two Work referred to in PARAGRAPH 52.1.2 as it relates to the Premises, (which is not concurrent with a Force Majeure Delay or Lessee Delay), then notwithstanding anything to the contrary contained in this Lease, as Lessee's sole and exclusive remedy, (a) for the first thirty (30) days of such delay, Lessee shall be entitled to abate one (1) day of Base Rent for each one
(1) day of such delay; and, (b) after the first thirty (30) days of such delay, Lessee shall be entitled to abate an amount equal to one (1) day of Base Rent plus Five Hundred Dollars ($500) for each one (1) day of such delay; provided, however, that such abatements shall run concurrently with any abatement provided under PARAGRAPH 52.4.1. In the event Lessor fails within ninety (90) days after Lessee has delivered Lessor the Plans (as defined in PARAGRAPH 53.7 which have been approved by the City of Los Angeles and Lessor (subject to Force Majeure Delay and to Lessee's Delay) to substantially complete the Lessor's Phase Two Work referred to in PARAGRAPH 52.1.2 as it relates to the Premises (which is not concurrent with a Force Majeure Delay or Lessee Delay), then notwithstanding anything to the contrary contained in this Lease, as Lessee's sole and exclusive remedy, Lessee shall have the right to terminate this Lease by giving Lessor thirty (30) days' prior written notice. If Lessee gives Lessor such termination notice, this Lease shall terminate thirty (30) days after Lessor gives Lessee such termination notice unless within said thirty (30) day period Lessor substantially completes the Lessor's Phase Two Work.

        52.5 LESSEE'S RIGHT TO ENTER. At all times during the construction of the Lessor's Phase One Work and the Lessor's Phase Two Work, Lessee or an authorized agent of Lessee, may enter upon and inspect the work and the Premises and perform Lessee's Work; provided, that: (a) neither Lessee nor any authorized agent of Lessee shall interfere with Lessor or any subcontractor (of any tier) in the performance of their work; (b) Lessee, or an authorized agent of Lessee, shall enter the Premises at Lessee's sole risk; (c) Lessor shall not be liable for any injury sustained by Lessee or Lessee's representative in, on or about the Premises, except as a result of the gross negligence or willful misconduct of Lessor or of Lessor's contractor's or agents, in which case Lessor shall be liable but only to the extent such injury is not covered by Lessee's insurance required under this Lease or under insurance actually maintained by Lessee; (d) such entry does not delay Lessor in obtaining a final inspection of Lessor's construction work, certificate of occupancy or in substantially completing the Lessor's Phase One Work or the Lessor's Phase Two Work; and, (e) Lessee has first delivered to Lessor copies of certificates of insurance evidencing that Lessee has obtained the insurance coverage required by the Lease. In the event of any conflict in scheduling Lessor's Phase One Work and Lessor's Phase Two Work, on the one hand, or Lessee's Work on the other hand, Lessor's Phase One Work and Lessor's Phase Two Work shall prevail.

        52.6 [This paragraph has been intentionally omitted.]

        52.7 ALLOWANCES. If any amount in this Lease is stated to be an allowance with Lessor is giving to Lessee ("ALLOWANCE" herein), Lessor shall pay the actual cost of the amount of such Lessee's Work up to and not exceeding an amount equal to the amount of such Allowance; and, Lessee shall bear all costs and expenses in excess of such amount. The Allowances shall be paid within the time and in the manner provided herein, or, at Lessor's sole option, Lessor shall have the right to credit the amount of the Allowance against the next ensuing payments of Base Rent under this Lease. Lessee shall use the Allowance only for the purpose of installing the particular item of Lessee's Work for which the Allowance has been given. Lessor shall reimburse Lessee for the cost of the Lessee's Work when Lessee's Work has been substantially completed within thirty (30) days after a written request therefor from Lessee which request shall be accompanied by: (a) such written evidence substantiating the request as the Lessor shall require; (b) unconditional mechanic's lien releases in the statutory form with respect to all work; (c) a certificate from the Architect that the work represented as being done by the request has in fact been completed; (d) written evidence (which written evidence shall be at no cost to Lessee) from a reputable title insurance company mutually agreeable to Lessor and Lessee that no mechanic's liens have been recorded against the Premises by any contractor or subcontractor that was not in privity of contract with Lessor, which lien Lessee has not bonded against; (e) paid or unpaid invoices evidencing that such work has been finished; (f) a copy of the final certificate of occupancy (or the equivalent thereof) from any governmental authority having jurisdiction of such work; (g) a Notice of Completion as defined in California Civil Code Section 3093 showing that it has been recorded in the Office of the County Recorder of Los Angeles County, California
and showing the recording information as affixed by said Office, showing completion of Lessee's Work (and said final payment shall not be made until at least thirty (30) days have elapsed since the recordation of said Notice); and,
(h) "as built" plans and specifications for the Lessee's Work (prepared by Lessee at its sole cost and expense). Notwithstanding anything to the contrary contained in this PARAGRAPH 52.7, Lessor shall not make any such payments if:
(a) Lessee is in Breach under this Lease beyond any grace period provided herein for the rectification thereof; and, (b) there is any notice of violation or cease and desist with respect to the Lessee's Work which has been issued by the City of Los Angeles or any governmental authority having jurisdiction of the Lessee's Work. If Lessee does not draw the entire amount of any Allowance for the purpose of making the Lessee's Work for Lessee's use, then the balance of the Allowance shall be and remain Lessor's sole property.

53.     LESSEE'S WORK.

        53.1 LESSEE'S WORK. If Lessee desires any Alterations and/or Utility Installations to the Premises ("LESSEE'S WORK" herein), Lessee shall comply with all of the terms and provisions of this Lease including but not limited to PARAGRAPH 6 of this Lease. Lessee shall construct all of such Lessee's Work at Lessee's sole cost and expense, except as hereinafter provided. Lessor hereby agrees to provide Lessee with an Allowance in the total amount of One Hundred Twelve Thousand Six Hundred Eighty Dollars ($112,680.00), subject to PARAGRAPH 52.7, so that Lessee shall perform the following as part of Lessee's Work:

        53.1.1 Install new men's and women's restrooms in Buildings A, B and C in compliance with all Applicable Requirements. The restroom fixtures and configuration shall be subject to the mutual approval of Lessor and Lessee; and,

        53.1.2 Slurry coat, re-stripe and repair the parking lot area; and,

        53.1.3 Install skylights in the front two (2) buildings; and,

        53.1.4 Install windows where there are roll-up doors in the C Building as shown on the Window Plan which is attached hereto as EXHIBIT "C", The Window Plan shall also contain the size and specifications for such windows.

The amount of the Allowance is based on estimates contained in a letter from Prats/Coffee dated January 18, 1999, a copy of which is attached hereto as EXHIBIT "D". The Parties recognize that said figure is based on estimates which have not been bid out to subcontractors. The only way to determine the exact amount of any particular item is to have it bid out to subcontractors. The successful subcontractor would then sign a contract becoming contractually bound to honor the price for the particular work in question. The Lessee has an immediate need for the Premises because Lessee's existing office lease expires soon. The Parties are using said estimates, rather than figures which have been bid to subcontractors, in order to get this Lease signed in time for work to be done so Lessee may move into the Premises on or about the time its existing office lease expires. Lessee acknowledges that Lessee has had said estimates reviewed by Lessee and by its design professionals, including but not limited to architect, space planner, engineers, and contractors. Lessor shall not be liable to Lessee and the amount of the Allowance shall not be increased if said estimates are not accurate, except as hereinafter provided. After this Lease is fully executed and delivered, the Parties to this Lease shall further review the estimates, the Allowance amount, the Lessor's Phase One Work, Lessor's Phase Two Work and Lessee's Work. If the Parties have any different figures which are more reliable than the ones contained in EXHIBIT " D" attached hereto, the Parties shall confer to determine the reliability of the figures. If the Parties mutually determine, in good faith, that the numbers on the estimate should be revised, the Parties shall execute an amendment to this Lease on or before MARCH 10, 1999. If the Parties are unable to resolve any differences concerning said matters, then either Lessor or Lessee shall have the right to terminate this Lease by giving written notice to the other Party on or before MARCH 10, 1999. In the event that neither side terminates this Lease on or before MARCH 10, 1999, then this right to terminate shall expire and this Lease shall remain in full force and effect. The amount of the R-factor for purposes of Paragraph 52.1.2(G), the existing capacity of the existing HVAC units for the B Building and C Building, the definition of "Permitted Transfer" under Paragraph 80.2, and the percentage set forth in Paragraph 80.4 (which is presently 25%) shall all also be determined prior to MARCH 10, 1999 or either of the Parties may terminate the Lease by written notice to the other Party on or before MARCH 10, 1999.

        53.2 ARCHITECT. The plans and detailed specifications for the construction of the Lessee's Work ("PLANS" herein) shall be prepared by an architect reasonably acceptable to Lessor ("ARCHITECT" herein). Lessee shall pay Architect at its sole cost and expense. Lessee shall not change the Architect without Lessor's prior written approval, which shall not be unreasonably withheld, delayed or conditioned.

        53.3 EXISTING CONDITION OF PREMISES. Lessee acknowledges that it has been given an opportunity to inspect the Premises and finds the Premises in satisfactory condition. Except for the condition in which the Existing Tenant may leave the Premises when the Existing Tenant vacates the Premises, Lessee hereby acknowledges that Lessee is leasing the Premises in their existing "AS IS/WHERE IS" condition; that Lessee has made a full inspection and investigation of the physical condition of the Premises, all casements, rights, rights of way, reservations, covenants, conditions and restrictions with respect to the Premises and all other matters of record and all Applicable Requirements pertaining to the Premises and to Lessee's business; that Lessee is relying entirely upon said inspections and investigations made by Lessee; that Lessee is not relying upon any representations or warranties made by Lessor or Lessor's agents, except as specifically set forth in this Lease; that Lessee is satisfied that the Premises are suitable for Lessee's intended use; that Lessee is satisfied that the existing electrical service to the Premises and electrical system in, on or about the Premises are suitable for Lessee's intended use; that Lessee is satisfied that the existing water service to the Premises and water system in, on or about the Premises are suitable for Lessee's intended use; that Lessee is satisfied that the existing gas service, if any, to the Premises and gas system, if any, in, on or about the Premises are suitable for Lessee's intended use; that no representation or warranty is made regarding the square footage of the Premises nor any other physical attributes of the Premises; that Lessee has determined that the building's fire safety system, if any, is satisfactory for Lessee's intended use and any requirements of the appropriate fire department and Lessee's insurance underwriter; that Lessee is not required to obtain the approval of this Lease by any other person, firm, corporation or governmental agency in order for this Lease to be binding on Lessee; and that the acknowledgments contained in this PARAGRAPH 53.3 are material inducements to Lessor in agreeing to lease the Premises to Lessee and that Lessor would not have leased the Premises to Lessee had Lessee not made the acknowledgments contained in this PARAGRAPH 53.3.

        53.4 APPROVAL OF PRELIMINARY PLANS. Within thirty (30) days after Lessor and Lessee have executed and delivered this Lease, Lessee shall have prepared by Architect and submit to Lessee the preliminary plans for the construction of Lessee's Work ("PRELIMINARY PLANS" herein). Within five (5) business days of receipt of the Preliminary Plans from Lessee, Lessor and Lessee shall approve such Preliminary Plans or Lessor shall within such period deliver to Lessee written notice specifying with particularity the specific changes required to be made to the Preliminary Plans, which changes Architect shall make as soon as reasonably possible. This procedure shall be repeated until the Preliminary Plans are finally approved by Lessor and Lessee.

        53.5 APPROVAL OF FINAL PLANS. Within thirty (30) days after Lessor and Lessee have approved the Preliminary Plans, Lessee shall have prepared and submit to Lessor the final plans for the construction of the Lessee's Work which shall contain all elements consistent with the approved Preliminary Plans, including, without limitation, structural engineering, structural elements, masonry elements, roofing elements, plumbing elements, electrical elements, heating, ventilating and air conditioning elements, office improvement elements, and handicap specifications. Within five (5) days of receipt of the Final Plans, Lessor and Lessee shall approve such Final Plans or Lessor shall within such period deliver to Lessee written notice specifying with particularity the specific changes required to be made to the Final Plans, which changes shall be consistent with the Preliminary Plans, and which changes Architect shall make as soon as reasonably possible. This procedure shall be repeated until the Final Plans are finally approved by Lessor and Lessee.

        53.6 OBTAINING PERMITS FROM CITY. Lessee shall submit the Plans to the City of Los Angeles for approval. If the City of Los Angeles requires any Changes to the Plans which are material and substantial ("CITY CHANGES" herein), Lessee shall submit drawings showing such Changes ("CITY CHANGE DRAWINGS" herein) to Lessor for its approval. Within five (5) days of receipt of the City Change Drawings, Lessor and Lessee shall approve such City Change Drawings or Lessor shall within such period deliver to Lessee written notice specifying with particularity the specific Changes required to be made to the City Change Drawings, and which Changes Architect shall make as soon as reasonably possible. This procedure shall be repeated until the City Change Drawings are finally approved by Lessor, Lessee and the City of Los Angeles. After the City Change Drawings are finally approved by Lessor, Lessee and the City of Los Angeles, then at its sole cost and expense, Lessee shall pull a building permit from the City of Los Angeles to construct the Lessee's Work.

        53.7 DEFINITION OF PLANS. The Final Plans approved by Lessor, Lessee and by the City of Los Angeles are herein defined as the "PLANS". The term "LESSEE'S WORK" shall mean all improvements shown on the Plans.

        53.8 COMMENCEMENT OF CONSTRUCTION. Lessee shall not commence to construct the Lessee's Work unless and until a building permit for the Lessee's Work has been issued by the City of Los Angeles. Lessee shall commence the Lessee's Work diligently after the building permit has been issued.

        53.9 COSTS OF CONSTRUCTION; BIDDING; BUDGET; CONTRACTOR.

        53.9.1 COSTS. Lessee shall construct the Lessee's Work in accordance with the Plans consistent with industry custom and practice, at Lessee's sole and entire cost and expense; provided, however, the Allowances may be used in the manner provided herein.

        53.9.2 CONTRACTOR. Lessee shall not award the job unless and until Lessee has obtained Lessor's prior written consent to the general contractor ("CONTRACTOR" herein), which consent Lessor shall not unreasonably withhold, delay or condition. The Contractor shall be bondable. The Contractor shall name Lessor as an additional insured on all insurance which Contractor obtains and carries which insurance shall include at least: (a) worker's compensation insurance in the statutory form and amount; (b) comprehensive commercial liability insurance having a liability limit of not less than One Million Dollars ($1,000,000); and, (c) any other insurance normally required by commercial lessors and construction lenders.

        53.10 CHANGES; CHANGE ORDERS. Any deviation from the approved Plans for any reason including but not limited to work requested by Lessee which is not shown on the Preliminary Plans, the Final Plans, any work not shown on the Plans which is required by any governmental authority, and any work required due to conditions which are unknown as of the date this Lease is entered is defined as a "CHANGE". In the event that Lessee requests any Changes, Lessee shall obtain Lessor's prior written approval of such Changes if such Changes (a) affect the exterior of the Premises; (b) affect any structural matter of the Premises; (c) affect any matter which the Lessor is required by the Lease to maintain or repair; (d) affect any major building systems including, but not limited to, electrical, plumbing, and HVAC; (e) affect any of the Lessor's Phase One Work or Lessor's Phase Two Work which Lessor is required to do at the inception of the term of this Lease; or, (f) cost individually more than $10,000 or in the aggregate during the term of this Lease more than $50,000. Lessor shall not unreasonably withhold its consent to any such Changes, provided the Changes do not adversely affect the structure, systems, equipment, security system or appearance of the Premises or of the Lessee's Work. The Commencement Date and the Rent Commencement Date shall not be extended by any period of additional construction time resulting from any such Change Order. Lessee shall submit invoices to Lessor showing which Changes have been substantially completed and the amounts applicable to such completed portion.

        53.11 SUBSTITUTION OF MATERIALS. Whenever possible and practical, Lessee will utilize, for the construction of the Lessee's Work, the items and materials designated in the Plans. However, whenever Lessee determines in its judgment that it is not practical or efficient to use such materials, Lessee shall have the right, upon receipt of Lessor's consent, which consent shall not be unreasonably withheld, delayed or conditioned, to substitute comparable items and materials.

        53.12 SUBSTANTIAL COMPLETION OF LESSEE'S WORK. Subject to Force Majeure Delays, Lessee shall cause the Lessee's Work to be substantially completed no later than AUGUST 1, 1999.

54.     CERTAIN DEFINITIONS.

        54.1 SUBSTANTIAL COMPLETION. The term "SUBSTANTIALLY COMPLETE" means that Lessee has completed the Lessee's Work and other work that it is obligated to perform pursuant to this Lease or that Lessor has completed the Lessor's Phase One Work, Lessor's Phase Two Work and other work that it is obligated to perform pursuant to this Lease, as the case may be, and that said work shall be deemed complete, notwithstanding the fact that minor details of construction, mechanical adjustments or decorations which do not materially interfere with Lessee's use of the Premises remain to be performed (items normally referred to as "PUNCH-LIST" items). The Premises shall be deemed substantially complete even though certain portions of the Premises, which do not interfere with Lessee's efficient conduct of its business, have not been fully completed, and even though Lessee's Trade Fixtures, furniture, telephones, telecopiers, photocopy machines, computers and other business machines or equipment have not been installed, the purchase and installation of which shall be Lessee's sole responsibility. With respect to the Lessee's Work, Lessee shall cause the Punch-List items to be corrected as soon as reasonably possible and practical. With respect to the Lessor's Phase One Work and Lessor's Phase Two Work, Lessor shall cause the Punch-List items to be corrected as soon as reasonably possible and practical.

        54.2 FORCE MAJEURE DELAY. The term "FORCE MAJEURE DELAY" shall mean any delay which is attributable to any: (1) actual, industry-wide delay or failure to perform affecting all similar works of construction in the Los Angeles area, attributable to any strike, lockout or other labor or industrial disturbance (whether or not on the part of the employees of either party hereto), civil disturbance, future order claiming jurisdiction, act of the public enemy, war, riot, sabotage, blockade, embargo, inability to secure customary materials, supplies or labor through ordinary sources by reason of regulation or order of any government or regulatory body; (2) delay attributable to the failure of Lessee or Lessor to secure building permits and approvals within the same time periods that normally prevailed for obtaining such permits and approvals in February 1999; or (3) delay attributable to lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion, or any other similar industry-wide cause beyond the reasonable control of the party from whom performance is required, or any of its contractors or other representatives. Any prevention, delay or stoppage due to any Force Majeure Delay shall excuse the performance of the party affected for a period of time equal to any such prevention, delay or stoppage (but not the Lessee's obligation to pay Rent pursuant to the Lease).

        54.3 LESSEE'S DELAY. The term "LESSEE DELAY" shall mean any delay that Lessor may encounter in the performance of Lessor's obligations under the Lease because of any act or omission of any nature by Lessee or its agents or contractors, including, but not limited to, any: (a) delay attributable to Changes (as that term is defined herein) in or additions requested by Lessee to the Final Plans, or to the Lessee's Work, or to the Lessor's Phase One Work, or to the Lessor's Phase Two Work, including any delay by Lessee in the submission of information required by this Lease or the giving of authorizations or approvals within the time limits set forth in this Lease; (b) delay attributable to the postponement of any of Lessor's Phase One Work or Lessor's Phase Two Work at the request of Lessee; (c) delay attributable to the failure of Lessee to deliver to Lessor the Preliminary Plans, Final Plans and other plans required to be submitted by Lessee pursuant to this Lease; (d) delay attributable to the failure of Lessee to pay, when due, the amounts required by Lessee pursuant to the Lease; and, (e) Lessee's delay in substantially completing any of Lessee's Work. Lessee shall pay all costs and expenses incurred by Lessor which result from any Lessee Delay, including, without limitation, any actual and reasonable costs and expenses attributable to increases in the cost of labor or materials.

55.     MAINTENANCE; REPAIRS.

        55.1 Notwithstanding anything to the contrary contained in PARAGRAPHS
6.1 AND 6.2 of this Lease and except as provided in PARAGRAPHS 55.2, 55.3, AND 56 of this Lease, at its sole cost and expense, Lessor shall maintain in good condition, order, and repair the roof, the exterior walls (but not interior walls) and foundation of the Premises. Lessor shall have the right, but not the obligation, at Lessor's sole cost and expense, to have appropriate professionals inspect the roof, exterior walls and foundation, to insure that same are in good condition, maintenance and repair, which inspections may be conducted no more often than once a year.

        55.2 Notwithstanding anything to the contrary contained in PARAGRAPH 55.1, Lessor shall not be required to maintain and repair any damage, deterioration, or injury to any of the items enumerated in PARAGRAPH 55.1 or elsewhere to the extent caused by: (a) the intentional or negligent acts or omissions of Lessee, its agents, contractors, invitees, assignees, sublessees, successors or assigns; (b) any Alterations and/or Utility Installations made by Lessee, its agents, contractors, invitees, assignees, sublessees, successors or assigns; (c) Lessee's Work; (d) the installation or removal of any Trade Fixtures by Lessee, its agents, contractors, invitees, assignees, sublessees, successors or assigns; or, (e) any roof penetrations of the roof structure, roof membrane, or roof cover or any pedestrian traffic on the roof caused by Lessee, its agents, contractors, invitees, assignees, sublessees, successors or assigns. At Lessee's sole cost and expense, Lessee shall repair any damage, deterioration or injury enumerated in this PARAGRAPH 55.2.

        55.3 Lessee shall not nail or air hammer any nails or other penetrations into the floor slab or foundation. Notwithstanding the immediately preceding sentence, Lessee shall have the right to nail or air hammer nails and other penetrations into the floor slab or foundation for the purpose of installing Lessee's Trade Fixtures; provided, however, that upon the expiration or sooner termination of this Lease, at Lessee's sole cost and expense, Lessee shall remove such items and shall patch and repair the floor slab or foundation with materials approved by Lessor.

56. ROOF PENETRATIONS. If Lessee's Work, Lessee Owned Alterations and/or Utility Installations require any penetration of the roof structure, roof membrane, or roof cover of the Premises, Lessee shall: (a) at its sole cost and expense make any necessary repairs caused as result of said work utilizing a roofing contractor which contractor is satisfactory to Lessor and Lessee; and,
(b) provide a new roof warranty from a bona fide, responsible roofing contractor acceptable to Lessor if any existing roof warranty is voided by such penetrations. Upon the expiration or sooner termination of this Lease, Lessor shall have the right to require Lessee at Lessee's sole cost and expense to remove such roof penetrations and restore the roof to the condition in which it was in upon the commencement of the Original Term hereof, less reasonable wear and tear.

57.     USE.

        57.1 Lessee shall have the right to have legal drugs on the Premises if
(a) such legal drugs are reasonably related to Lessee's business; and, (b) Lessee complies with all Applicable Requirements pertaining to such drugs. Lessee shall not use nor knowingly permit to be used the Premises or any portion thereof for the warehousing, distribution, or storage of any illegal drugs or other controlled substances.

        57.2 Lessee shall indemnify, defend and hold harmless Lessor from any and all costs, claims or liability arising from: (i) the use, possession or sale of any illegal drug or controlled substance by Lessee, its employees, agents, contractors or invitees in, on or about the Premises; and, (ii) the seizure of the Premises by any governmental authority having jurisdiction thereof alleged to be due to any of the reasons in subparagraph (i). Lessee shall defend Lessor against any such cost, claim or liability at Lessees expense with counsel reasonably acceptable to Lessor or, at Lessor's election, Lessee shall reimburse Lessor for any legal fees or costs incurred by Lessor in connection with any such claim or liability.

        57.3 Lessee shall not use the Premises nor any portion thereof for any use or purpose which would invalidate any insurance coverage required under this Lease pertaining to the Premises.

58. AMERICANS WITH DISABILITIES ACT. Lessor shall at Lessor's sole cost and expense: (a) cause the Premises to comply with the Americans With Disabilities Act as of the Commencement Date; and, (b) provide access to the Premises in compliance with the Americans With Disabilities Act as of the Commencement Date. Lessee shall at Lessee's sole cost and expense cause any of Lessee's Work to comply with the Americans With Disabilities Act as of the Commencement Date. After the Commencement Date, Lessee shall at Lessee's sole cost and expense cause the Premises and any Alterations and/or Utility Installations done by Lessee and Lessee's Work to comply with the Americans With Disabilities Act.

59. LIMITATION ON LESSOR'S LIABILITY. Subject to the provisions of PARAGRAPH 16 of the Printed Lease, (a) the obligations of Lessor under this Lease shall not constitute personal obligations of Lessor, the individual partners of Lessor or its or their individual partners, tenants-in-common, trustees, directors, officers or shareholders; (b) Lessee shall look to the interest of the Lessor in the Premises but not more than the aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000), and to no other assets of Lessor, for the satisfaction of any liability of Lessor with respect to this Lease; (c) if Lessor causes a deed of trust or mortgage to be recorded against the Premises, immediately after such recordation Lessor shall have an equity in the property of at least One Million Five Hundred Thousand Dollars ($1,500,000); and, (d) except as provided in this PARAGRAPH 59, Lessee shall not seek recourse against the individual partners of Lessor, or its or their individual partners, tenants-in-common, trustees, directors, officers or shareholders, or any of their personal assets for such satisfaction.

60. AMOUNT OF RENT PAYABLE AND DOCUMENTS TO BE DELIVERED UPON EXECUTION. Concurrently with the execution and delivery of this Lease, Lessee shall:

        60.1 Pay Lessor in the form of a cashier's check the sum of Forty Seven Thousand Seven Hundred Twelve Dollars ($47,712) as the estimated Base Rent for the fifth (5th) month following the Commencement Date, as provided in PARAGRAPH
50.1.4 of this Lease; and,

        60.2 Deliver to Lessor the resolution required by PARAGRAPH 42 of the Lease together.

61. PEST CONTROL. Prior to Lessor delivering the Premises to Lessee, at Lessor's sole cost and expense, Lessor shall have a licensed, bonded professional pest and sanitation control service inspect the Premises to evidence that the Premises are free of dry rot, termites and other wood-destroying organisms. Lessee shall, at its own cost and expense, retain a licensed, bonded professional pest and sanitation control service to perform inspections of the Premises not less frequently than once every calendar quarter for the purpose of controlling infestation by insects, rodents, vermin, termites and dry rot and shall promptly cause any corrective or extermination work recommended by such service to be performed. Lessee shall require such service to make a written report and shall promptly deliver such reports to Lessor. If Lessee fails to perform its obligations under this PARAGRAPH 61, Lessor may, but shall not be required to, after five (5) days' written notice to Lessee, cause such inspection to be performed and any necessary corrective or extermination work which is recommended to be done and the cost of such inspections and corrective or extermination work shall be additional rent.

62. GRAFFITI. Notwithstanding anything to the contrary contained in this Lease, Lessee shall, at its expense, remove any future graffiti on the exterior walls, doors and windows of the Premises.

63. LENDER'S REQUIREMENTS. Lessee hereby agrees to make any reasonable revisions to this Lease which may be required in good faith by Lessor's bona fide construction, interim or permanent lender in connection with the financing of the Premises initiated by Lessor, but in no event shall such changes materially interfere with Lessee's use of the Premises or increase the rent or other costs of Lessee's occupancy of the Premises or impose upon Lessee any greater burden or obligation than that which exists under the Lease.

64.     RENT PAYMENTS; LATE CHARGES.

        64.1 Lessee hereby acknowledges that: (i) Base Rent is due and payable on the first day of each month regardless of the fact that Lessor may not bill Lessee for such payments; and, (ii) late charges and interest charges for failure to timely pay rent and other sums due under this Lease shall be strictly enforced by Lessor.

        64.2 If Lessor fails to bill Lessee for any increases in the Base Rent or for any other charges under this Lease, then: (a) Lessee shall pay Lessee within ten (10) days after Lessee is billed for the deficiency; (b) Lessee shall nevertheless continue to be liable for such amounts; (c) Lessor does not waive Lessor's right to collect such amounts in full at any time; and, (d) Lessee waives the statute of limitations (to the fullest extent permitted by Applicable Requirements) as a defense to Lessor's right to collect such amounts.

        64.3 Notwithstanding anything to the contrary contained in PARAGRAPH
12.4 of the Printed Lease, Lessor shall not charge Lessee a late charge the first time that Lessee is late in the payment of rent in each calendar year (which rent shall be late if it is not paid five (5) days after the due date); provided, that as to such first time in any calendar year that such rent is late, Lessee pays such rent within five (5) days after receiving written notice from Lessor that the rent is late.

65. INSURANCE PREMIUMS; ESTIMATED AMOUNTS. In order to insure payment when due and before Lessor is required to pay insurance premiums under PARAGRAPH 7 of the Lease, Lessor reserves the right, at Lessor's option, to estimate the current insurance premiums applicable to the Premises for which Lessee is liable, and to require such current year's such insurance premiums to be paid in advance to Lessor by Lessee, either: (i) in a lump sum amount equal to the premiums due, at least twenty (20) days prior to the applicable due date, or
(ii) monthly in advance with the payment of the Base Rent. If Lessor elects to require payment monthly in advance, the monthly payment shall be that equal monthly amount which, over the number of months remaining before the month in which the applicable insurance premiums would become due, would provide a fund large enough to fully discharge before the due date the estimated installment of premiums to be paid. When the actual amount of the applicable premiums are known, the amount of such equal monthly advance payment shall be adjusted as required to provide the fund needed to pay the applicable premiums before they are due to the insurance carrier. If the amounts paid to Lessor by Lessee under the provisions of this PARAGRAPH 65 are insufficient to discharge the obligations of Lessee to pay such insurance premiums as the same become due, Lessee shall pay to Lessor, upon Lessor's demand, such additional sums as are necessary to pay such obligations. All moneys paid to Lessor under this PARAGRAPH 65 may be intermingled with other moneys of Lessor and shall not bear interest. In the event of a Breach by Lessee in the performance of the obligations of Lessee under this Lease, then any balance of funds paid to Lessor under the provisions of this Paragraph may, subject to proration as provided in PARAGRAPH 7.1, at the option of Lessor, be treated as additional Rent.

66. PROPOSITION 65 COMPLIANCE. Lessee shall do everything necessary and proper in order to comply with California Proposition 65 as it relates to its operation in and its occupancy of the Premises. Lessee shall defend, indemnify and hold harmless the Lessor and its real estate manager, in the event that either or both are found liable under Proposition 65 with respect to any act or omission by Lessee, its agents, employees or subcontractors.

67. NO RIGHT TO TERMINATE. In no event shall Lessee have the right to terminate this Lease as a result of Lessor's default or breach; and Lessee's remedies shall be limited to damages and/or injunction.

68.     REFERENCE PROCEDURE.

        68.1 Each controversy, dispute or claim between the Parties arising out of or relating to this Lease, which controversy, dispute or claim is not settled in writing within thirty (30) days after the date upon which notice is given in accordance with PARAGRAPH 22 herein of a controversy, dispute or claim by a complaining Party to the other Party ("CLAIM DATE" herein) will be settled by a reference proceeding in Los Angeles, California in accordance with the provisions of Sections 638 of the California Code of Civil Procedure, or their successor sections

("CCP" herein), which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Lease, including whether such controversy, dispute or claim is subject to the reference proceeding and the parties waive their rights to initiate any legal proceedings against each other in any court or Jurisdiction other than the Superior Court of Los Angeles ("COURT" herein), except as provided in PARAGRAPH 68.5 of this Lease. The referee shall be a retired Judge of the Court selected by mutual agreement of the Parties, and if they cannot so agree within forty-five (45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Los Angeles Superior Court (or his representative). The referee shall be appointed to sit as a temporary judge, with all of the powers of a temporary Judge, as authorized by Applicable Requirements, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each Party shall have one peremptory challenge pursuant to CCP 170.6. The referee shall (a) be requested to set the matter for hearing within sixty (60) days after the Claim Date; and, (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive and judgment shall be entered pursuant to CCP 644 in any court in the State of California having jurisdiction. Any Party may apply for a reference at any time after thirty (30) days following notice to any other Party of the nature of the controversy, dispute or claim, by filing a petition for a hearing and/or trial. All discovery permitted by this Lease shall be completed no later than fifteen
(15) days before the first hearing date established by the referee. The referee may extend such period in the event of a Party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No Party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and, request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the Parties shall be submitted to the referee, whose decision shall be final and binding upon the Parties.

        68.2 Except as expressly set forth in this Lease, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order or presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any Party so requests, a court reporter will be used at any hearing conducted before the referee. The Party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the Parties.

        68.3 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the Parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the Parties that are the subject of the reference. The Parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The Parties hereto expressly reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment.

        68.4 In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the Parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will he conducted by a retired Judge of the Los Angeles Superior Court, in accordance with the California Arbitration Act, Sections 1280 through 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth herein above shall apply to any such arbitration proceeding.

        68.5 Notwithstanding anything to the contrary contained in this PARAGRAPH 68, the following matters are excluded from the jurisdiction of the referee: (a) an unlawful detainer action; (b) the filing or enforcement of a mechanic's lien; (c) any matter which is within the jurisdiction of a probate court; and, (d) any action for a restraining order or injunctive relief.

69. NON-DISTURBANCE AND ATTORNMENT AGREEMENT. Lessor represents and warrants that as of the date this Lease is fully executed and delivered there is no deed of trust or mortgage which encumbers the Premises.

70.     [This paragraph is intentionally omitted.]

71. CONDITION AND AVAILABILITY OF ELECTRICAL SERVICES. Lessee is executing this Lease with the understanding that existing electrical services may contain amperage and power ratings that are actually different than what is shown on the power panel itself and/or on the marketing brochures. Lessor cannot confirm, guarantee or substantiate that such amperage or power ratings are correct. Lessee agrees to confirm the presence and/or availability of such electrical services with Lessee's electrical contractor and/or with the City of Los Angeles or the Southern California Edison Company (or applicable utilities service company) and hereby releases Lessor from any such electrical service insufficiencies that may exist.

72.     REAL PROPERTY TAXES.

        72.1 Notwithstanding anything to the contrary contained in the Printed Lease, if during the first ninety (90) months after the Commencement Date there is any increase in the Real Property Taxes applicable to the Premises or the improvements thereon resulting solely from any change in ownership of the Premises or the improvements thereon occurring during the first ninety (90) months after the Commencement Date, then;

        72.1.1 During such first ninety (90) months, Lessor (and not Lessee) shall be solely responsible for such increase in the Real Property Taxes; and,

        72.1.2 After such first ninety (90) months, Lessee (not Lessor) shall be solely responsible for such increase in Real Property Taxes which resulted from such change in ownership of the Premises or the improvements thereon which occurred during the first ninety (90) months; and,

        72.1.3 If after the first ninety (90) months after the Commencement Date there is any increase in Real Property Taxes applicable to the Premises or the improvements thereon resulting solely from a change in ownership of the Premises or the improvements thereon occurring after such first ninety (90) months, then Lessee (not Lessor) shall pay such increase with respect to one (1) such a change in ownership occurring during each five (5) year period after the expiration of such first ninety (90) months and Lessor shall pay any increases resulting from any further changes in ownership during the same five (5) year period; provided, however, upon the expiration of each such five (5) year period, Lessee shall be responsible for all increases which occurred prior to such expiration.

        72.2 Notwithstanding anything to the contrary contained in the Printed Lease, except as provided in PARAGRAPH 72.1, if after the first ninety (90) months after the Commencement Date there is any increase in Real Property Taxes applicable to the Premises or the improvements thereon resulting solely from a change in ownership of the Premises or the improvements thereon occurring after such first ninety (90) months, then Lessee (not Lessor) shall pay such increase with respect to one (1) such a change in ownership occurring during each five
(5) year period after the expiration of such first ninety (90) months and Lessor shall pay any increases resulting from any further changes in ownership during the same five (5) year period; provided, however, upon the expiration of each such five (5) year period, Lessee shall be responsible for all increases which occurred prior to such expiration.

73. CHLOROFLUORCARBONS. Lessee acknowledges that the use, maintenance or storage of chlorofluorcarbons (including, but not limited to, freon and other so-called "CFC'S") may hereafter be prohibited or limited by Applicable Requirements. In the event use, maintenance or storage of chlorofluorcarbons is hereafter prohibited or limited:

        73.1 After the use or maintenance of chlorofluorcarbons is prohibited or limited, Lessee shall not thereafter allow, cause, suffer or permit chlorofluorcarbons to be either placed, stored, maintained, used or kept within the Premises, except in compliance with all Applicable Requirements.

        73.2 Lessee shall forthwith contain or otherwise abate (as required by Applicable Requirements) all chlorofluorcarbons placed in the Premises after the date of the Lease.

        73.3 Lessor shall have the right to contain or otherwise abate any chlorofluorcarbons that are: (1) placed in the Premises prior to the date of the Lease, or (2) placed in the Premises after the date of the Lease and as to which Lessee has not promptly complied with its obligations of containment and abatement set forth in PARAGRAPH 73.2. Lessor shall have no obligation to so contain or otherwise abate. Lessor shall be entitled to access to the Premises for the purposes of performing any necessary containment or abatement in accordance with Applicable Requirements and provided that Lessor shall take reasonable steps to minimize interruption of Lessee's business. Furthermore, Lessee shall not be entitled to terminate the Lease or to receive any rent abatement or to hold Lessor liable for any incidental or consequential damages (such as, but not limited to, damages for business interruption) arising by reason of the fact that any chlorofluorcarbons are present in the Premises as of the date of the Lease or thereafter and/or by the reason of the containment or abatement thereof.

        73.4 Promptly upon the expiration or sooner termination of the term of the Lease, Lessee shall remove all chlorofluorcarbons which have been placed in the Premises after the date of the Lease (regardless of whether the use, storage or maintenance of chlorofluorcarbons is prohibited within the Premises at the expiration or sooner termination of the term of the Lease) unless requested not to do so in writing by Lessor.

74. PERMITS. Lessee shall diligently attempt to obtain all licenses, permits, franchises and other authorizations necessary to conduct the business it intends to conduct in the Premises. Lessee warrants and represents that Lessee has satisfied itself that it can obtain all licenses, permits, franchises and other authorizations necessary to conduct the business it intends to conduct in the Premises and is not relying on any representation or warranty made by Lessor or Lessor's agents with respect thereto. Lessor makes no representations or warranties that Lessee will be able to obtain any licenses, permits, franchises or other authorizations necessary or required to conduct the uses permitted herein in the Premises. Lessee at its sole cost and expense shall obtain all licenses, permits, franchises and authorizations. If it is subsequently determined that Lessee cannot obtain such licenses, permits, franchises or other authorizations, Lessee shall not have the right to terminate this Lease or to have an abatement of Rent.

75. PLATE GLASS INSURANCE. Lessee shall procure and maintain, at its expense, throughout the term any extension of this Lease, a policy of plate glass insurance in an amount sufficient to cover the replacement value of all of the plate glass in said Premises. Lessor shall be named as an additional insured in said policy, and Lessee shall deliver to Lessor, immediately upon procurement thereof, a copy of said policy or a certificate evidencing such insurance coverage.

76. WAIVER. No payment by Lessee or receipt by Lessor of a lesser amount than the fixed rent payment herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor's right to recover the balance of such rent or pursue any other remedy provided in this Lease.

77.     SIGNAGE.

        77.1 RIGHT TO INSTALL. Lessee shall have the right to install the Permitted Signs (as that term is hereinafter defined). Except for the Permitted Signs, Lessee shall not have the right to install any other signs without complying with PARAGRAPH 33 of the Lease and this PARAGRAPH 77.

        77.2 PERMITTED SIGNS. Lessee shall have the right to install the following signs, in the following numbers, in the following locations ("PERMITTED SIGNS" herein):

        (a) One (1) exclusive monument sign;

        (b) One (1) sign on the exterior of the front of the building, which shall be located in front of the Premises;

        (c) One (1) sign on each of the entrance doors to each of the buildings.

        77.3 INSTALLATION. Lessee shall have the right to install and to maintain the Permitted Signs; provided, however, that (a) Lessee shall pay the cost of fabricating and installing such Permitted Signs; (b) Lessee shall obtain all required permits, consents and approvals from all applicable governmental authorities at Lessee's sole cost and expense; (c) obtaining such permits, consents and approvals is not a contingency to the effectiveness of this Lease;
(d) Lessor makes no representations or warranties whether Lessee will be able to obtain any of the foregoing permits, consents or approvals; (e) prior to installation of the sign, Lessee shall submit plans for the Permitted Signs (showing exact locations, dimensions, colors, materials and utilities) to Lessor for Lessor's prior written approval; (f) the Permitted Signs shall be subject to PARAGRAPH 33 of the Lease; and, (g) such Permitted Signs shall comply with all Applicable Requirements.

        77.4 REMOVAL. Upon the expiration or sooner termination of this Lease, at Lessee's sole cost and expense, Lessee shall remove such Permitted Signs and restore the Premises to its original condition prior to the installation of such Permitted Signs.

        77.5 BILLBOARDS; RESERVATIONS. Lessee shall not have the right to install any billboards on the Premises. Lessor reserves the exclusive right to install and maintain cellular and/or pager antennae in, on or about the Premises which do not materially interfere with Lessee's business operations. As part of Lessor's Phase Two Work, Lessor shall remove the existing broadcast tower at the rear of the Premises.

78. INSURANCE. Notwithstanding anything to the contrary in the Printed Form, Lessor shall have the right, but not the obligation, to require that the insurance required by PARAGRAPH 7.3(A) of the Lease include earthquake and flood insurance, whether required by a Lender.

79. WAIVER OF JURY TRIAL. LESSOR AND LESSEE EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY, AND EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, LESSEE'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

80.     ASSIGNMENT AND SUBLETTING.

        80.1 TRANSFER CONSIDERATION. If Lessee shall assign this Lease or sublet any portion of the Premises, Lessee shall pay to Lessor as additional Rent as and when received by Lessee the following amounts ("TRANSFER CONSIDERATION" herein):

        80.1.1 In the case of an assignment, an amount equal to the "TRANSFER CONSIDERATION PERCENTAGE" (as that term is hereinafter more particularly defined) of all consideration actually paid to Lessee by the assignee for or by reason of the assignment, whether paid in a lump sum or over time, including but not limited to any sums paid for personal property, tenant improvements or fixtures in excess of the fair market value thereof after deduction (amortized over the term of the assignment on a straight line basis) of: (a) Lessee's reasonable costs for tenant improvements (prorated by the ratio that the assignment term and square footage bears to the term and square footage of this Lease), if any; (b) the brokerage commission, if any, in connection with such assignment, if any; (c) advertising costs in connection with such assignment, if any; and, (d) reasonable legal fees paid by Lessee in connection with such assignment, if any. In no event shall Lessor be required to pay Lessee any amount in connection with such assignment.

        80.1.2 In the case of a sublease, an amount equal to the Transfer Consideration Percentage of the amount by which the sublease rent and any other consideration actually paid to Lessee, whether paid in a lump sum or over time, including but not limited to any sums paid for personal property, tenant improvements or fixtures in excess of the fair market value thereof exceeds the rents payable which are proportionately allocable to the subleased premises based on the ratio of the area of the subleased premises to the area of the entire Premises, after deduction (amortized over the term of the sublease on a straight line basis) of: (a) Lessee's reasonable costs for tenant improvements (prorated by the ratio that the sublease term and square footage bears to the term and square footage of this Lease), if any; (b) the brokerage commission, if any, paid by Lessee in connection with such subletting, if any; (c) advertising costs in connection with such subletting, if any; and, (d) reasonable legal fees paid by Lessee in connection with such subletting, if any. In no event shall Lessor be required to pay Lessee any amount in connection with such sublease.

        80.1.3 TRANSFER CONSIDERATION PERCENTAGE DEFINED. The "TRANSFER CONSIDERATION PERCENTAGE" shall mean the percentage set forth in the following table which corresponds to the following years during which an assignment occurs or during which any sublease is in effect, as follows:

 YEAR DURING WHICH ASSIGNMENT OCCURS              TRANSFER CONSIDERATION
OR DURING WHICH SUBLEASE IS IN EFFECT:                   PERCENTAGE
--------------------------------------            ----------------------
Year 11                                           60%

Year 12                                           70%

Year 13                                           80%

Year 14                                           90%

Year 15                                           90%

Any year during the Option Periods                50%

If a sublease is in effect for more than one (1) of the years above, then the Transfer Consideration Percentage shall be the percentage for each year set forth above. For example, if the sublease is in effect during Years 13 through 15, then The Transfer Consideration Percentage in Year 13 shall be 80%, the Transfer Consideration Percentage in Year 14 shall be 90% and the Transfer Consideration Percentage in Year 15 shall be 90%.

        80.2 PERMITTED TRANSFERS. Notwithstanding anything to the contrary contained in PARAGRAPH 12 of the Lease, Lessee shall have the right to make "PERMITTED TRANSFERS" (as that term is more particularly hereinafter defined) without Lessor's prior written consent and without payment of any Transfer Consideration; provided, however, that prior to such Permitted Transfer Lessee gives Lessor written evidence reasonably satisfactory to Lessor that the Transfer in question fulfills the definition of a Permitted Transfer together with a written representation and warranty of Lessee that the Permitted Transfer is a Permitted Transfer. Lessee shall be entitled to keep all consideration of any kind received in connection with any Permitted Transfer. In the event of a Permitted Transfer, the original Lessee named herein, shall remain primarily liable after such Permitted Transfer under this Lease for all of the obligations and payments of Rent required under this Lease. The term "PERMITTED TRANSFER" shall mean and include only the involvement of Lessee or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, transfer, leveraged buy-out or otherwise), whether or not a formal assignment or hypothecation of this Lease or Lessee's assets occurs, which does not result or will not result in a reduction of the Net Worth of Lessee by an amount greater than twenty-five percent (25 %) of such Net Worth as it was represented at the time of the execution of this Lease or at the time of the most recent assignment to which Lessor has consented, or as it exists immediately prior to said transaction or transactions constituting such reduction, whichever was or is greater. "NET WORTH OF LESSEE" shall mean the net worth of Lessee (excluding any guarantors) established under generally accepted accounting principles.

        80.3 STANDARD OF CONSENT. Lessor's consent to any proposed assignment or subletting shall not be unreasonably withheld.

        80.4 CHANGE IN CONTROL. PARAGRAPH 11.1(B) of the Printed Lease is hereby deleted in its entirety and the following is hereby substituted in lieu thereof:

        "(b) If the stock in Lessee (or in Lessee's parent or successor corporation) is not publicly traded on a national stock exchange such as, by way of illustration only, NASDAQ, the New York Stock Exchange, American Stock Exchange or Pacific Stock Exchange, then a change in control of Lessee shall constitute an assignment requiring consent. The transfer, on a cumulative basis, of twenty-five percent (25%) or more of the voting control of Lessee shall constitute a change in control for this purpose."

81.     HAZARDOUS SUBSTANCES.

        81.1 Prior to Lessor delivering the Premises to the Lessee, Lessor shall deliver to Lessee a Phase I report of the Premises which shall be prepared by Lessor's consultant at Lessor's sole cost and expense. Lessor hereby warrants and represents to Lessee as of the date this Lease is fully executed and delivered that Lessor has no actual knowledge that there are any Hazardous Substances in, under or about the Premises, other than as disclosed (or to be disclosed) in said Phase I report. In the event that such report discloses that there is a Hazardous Substance Condition as to which Applicable Requirements require remediation, then Lessor shall have the right, at its sole discretion, to either: (a) remediate said Hazardous Substance Condition at Lessor's sole cost and expense; or, (b) terminate this Lease in which event Lessor shall promptly return to Lessee all sums Lessee has paid to Lessor as advance Rent.

        81.2 PARAGRAPH 5.2(G) of the Printed Lease is hereby deleted in its entirety and the following is hereby substituted in lieu thereof:

        "(g) LANDLORD TERMINATION OPTION. If a Hazardous Substance Condition occurs during the term of this Lease, unless Lessee is legally responsible therefor (in which case Lessee shall make the investigation and remediation thereof required by the Applicable Requirements and this Lease shall continue in full force and effect, but subject to Lessor's rights under PARAGRAPH 5.2(D) and PARAGRAPH 12), Lessor may, at Lessor's option, either (i) investigate and remediate such Hazardous Substance Condition, if required, as soon as reasonably possible at Lessor's expense, in which event this Lease shall continue in full force and effect, or (ii) if the estimated cost to remediate such condition exceeds twenty five percent (25%) of the fair market value of the Premises (as defined below in this PARAGRAPH 5.2(G)), give written notice to Lessee within thirty (30) days after receipt by Lessor of knowledge of the occurrence of such Hazardous Substance Condition, of Lessor's desire to terminate this Lease as of the date sixty (60) days following the date of such notice. In the event Lessor elects to give a termination notice, this Lease shall terminate as of the date specified in Lessor's notice of termination. In the event Lessor does not elect to give a termination notice, this Lease shall continue in full force and effect, and Lessor shall proceed to make such remediation as soon as reasonably possible. The "FAIR MARKET VALUE OF THE PREMISES" for purposes only of this PARAGRAPH 5.2(G) shall be the fair market value of the Premises for its then use that a comparable owner of comparable quality property in the vicinity of the Premises ("COMPARABLE PREMISES" herein) would accept in current transactions between non-affiliated parties, from a buyer which is not a lessee of the Comparable Premises, of comparable credit worthiness, for comparable space, with comparable parking, with comparable operating expenses, with comparable real property taxes, for a comparable period of time."

82. INDEMNITY FROM LESSOR. Lessor shall indemnify, protect, defend and hold harmless Lessee and its agents, partners and lenders, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys' and consultants' fees, expenses and/or liabilities arising out of, involving, or in connection with, the Lessor's gross negligence or willful misconduct. If any action or proceeding is brought against Lessee by reason of any of the foregoing matters, Lessor shall upon notice defend the same at Lessor's expense by counsel reasonably satisfactory to Lessee and Lessee shall cooperate with Lessor in such defense. Lessee need not have first paid any such claim in order to be defended or indemnified.

83. SUBMISSION OF LEASE. THE SUBMISSION OF THIS LEASE BY LESSOR SHALL NOT CONSTITUTE AN OFFER TO LEASE THE PREMISES TO LESSEE. THIS LEASE SHALL NOT BE BINDING BETWEEN LESSOR AND LESSEE UNTIL IT IS FULLY EXECUTED AND DELIVERED AND ALL SUMS LESSEE IS REQUIRED TO PAY LESSOR UPON THE EXECUTION HEREOF HAVE BEEN PAID ON THE EXECUTION

HEREOF AND ALL DOCUMENTS WHICH LESSEE IS REQUIRED TO DELIVER TO LESSOR UPON THE EXECUTION HEREOF HAVE BEEN DELIVERED TO LESSOR;

         [The remainder of this page has intentionally been left blank.]

AND THIS LEASE SHALL NOT BE CONSTRUED IN FAVOR OR AGAINST THE PARTY WHO DRAFTED IT.

LESSOR:                                     DATED:  February __, 1999.


/S/ WERNER WOLFEN
-------------------------------------
WERNER WOLFEN, TRUSTEE OF THE
LOUIS GLASIER 1974 REVOCABLE TRUST


/S/ MICHAEL DUNITZ
-------------------------------------
MICHAEL DUNITZ


/S/ NANCY BRUCH
-------------------------------------
NANCY BRUCH


/S/ DOROTHY A. DUNITZ
-------------------------------------
DOROTHY A. DUNITZ


/S/ HARVEY ROSENBERG
-------------------------------------
HARVEY ROSENBERG


/S/ JUDY ROSENBERG
-------------------------------------
JUDY ROSENBERG



LESSEE:                                     DATED:  February __, 1999.

VETERINARY CENTERS OF AMERICA, INC.,
A DELAWARE CORPORATION


BY:     /s/ Robert L. Antin
        Robert L. Antin
        Its President


BY:     /s/ Tomas Fuller
        Tomas Fuller
        Its Vice President

                              SCHEDULE OF EXHIBITS


                      Exhibit "A" -       Plot Plan of Premises
                      Exhibit "B" -       Demolition Plan
                      Exhibit "C" -       Window Plan
                      Exhibit "D" -       Estimates from Prats/Coffee

                                   EXHIBIT "A"

                              PLOT PLAN OF PREMISES

                                [See attachment.]

                                   EXHIBIT "B"

                                 DEMOLITION PLAN



Lessor shall:

        (a) remove all presently existing interior tenant improvements in Buildings A, B and C back to the perimeter walls; and,

        (b) expose the interior underside of the roof in Buildings A and B.

                                   EXHIBIT "C"

                                   WINDOW PLAN


1.      BUILDING A.

        a. IN GENERAL. Lessor shall clean the interior and exterior sides of the presently existing windows and window frames. Lessor shall replace any broken glass. If any windows have been blacked-out, Lessor will remove the blacked-out portions. If the blacked-out panes cannot be removed, Lessor will replace the glass with clear glass panes.

        b. NORTH WALL. Lessor shall install window frames and windows where there were once windows which are presently bricked up. It is not possible as of the date this Lease is prepared to determine how many windows there were in the north wall because there are tenant improvements and trailers covering the walls. Once those tenant improvements and trailers are removed, it will be possible to determine the number of windows which once existed in the north wall; provided, Lessor shall not be required to install more than three (3) new windows and window frames in the north wall.

2.      BUILDING B.

        a. EAST WALL. Lessor shall clean the interior and exterior sides of the presently existing windows and window frames. Lessor shall replace any broken glass. If any windows have been blacked-out, Lessor will remove the blacked-out portions. If the blacked-out panes cannot be removed, Lessor will replace the glass with clear glass panes.

        b. WEST WALL.

        i. Lessor shall clean the interior and exterior sides of the presently existing window and window frame. Lessor shall replace any broken glass. If any window has been blacked-out, Lessor will remove the blacked-out portions. If the blacked-out panes cannot be removed, Lessor will replace the glass with clear glass panes.

        ii. There is a presently existing door in the west wall. If Lessee's floor plan calls for a window to be installed where said door exists, the Lessor shall install a window and window frame where said door exists, subject to structural engineering for the building permitting same.

        c. NORTH WALL. There are currently no windows in the north wall. Lessor shall not be required to install window frames or windows where there were once windows which are presently bricked up or otherwise covered over with stucco or other building materials.

        d. SOUTH WALL. There are currently no windows in the south wall. Lessor shall install window frames and windows where there were once windows which are presently bricked up or otherwise covered over with stucco or other building materials, subject to structural engineering for the building permitting same. It is not possible as of the date this Lease is prepared to determine how many windows there were in the south wall because there are interior tenant improvements (i.e., the cyclorama), trailers, and brick, stucco or other building materials covering the walls. Once those tenant improvements and trailers are removed and the brick, stucco or other building materials exposed, it will be possible to determine the number of windows which once existed in the south wall. It appears that the number of windows in the south wall originally matched the number and placement of the windows in the north wall. Lessor shall not be required to install more than four (4) new windows and window frames in the south wall.

3.      BUILDING C.

        a. SOUTH WALL. There are roll-up doors in the south wall of each unit of Building C. Any work in connection with removing any or all of said roll-up doors and replacing same with windows, shall be part of Lessee's Work for which the Allowance is being furnished, as more particularly provided in Paragraph
53.1 of this Lease.

4.      GENERAL.

        a. The size and materials for any new windows frames and windows Lessor is obligated to install shall match as closely as possible the presently existing windows in any of the Buildings.

        b. In the event Lessor is obligated to install new window frames, the parties acknowledge that the lead time to order the window frames is approximately 6 weeks. Lessor will require at least that much time after it receives Lessee's floor plan to order the window frames and windows and any time periods provided in this Lease for Lessor to install such new windows shall be automatically extended to incorporate said lead time.

                                   EXHIBIT "D"

                           ESTIMATES FROM PRATS/COFFEE

                                [See attachment.]

"PRATS/COFFEE LETTERHEAD"

1/18/99

Mr. Rick Wolfen
ROCK ASSET MANAGEMENT
9777 Wilshire Blvd., Suite 710
Beverly Hills, CA 90212

RE:  Estimate.

DESCRIPTION:   Olympic property.

1.      DEMOLITION                                $115,000.00

        -Demolish and remove the existing improvements in the three (3) buildings including mechanical roof equipment not in use to be discarded.
        -Miscellaneous items typically not part of improvements.

2.      SAND BLASTING                             $16,200.00

        -Sand blast brick wall in building #1 and building #2.
        -Sand blast trusses and roof decking.
        -Clean up.

3.      ROOFING                                   $90,000.00

        -Remove existing roof material to wood deck.
        -Furnish and install 2-1/2" rigid foam board.
        -Furnish and install 1/2" fiber board.
        -Install 3-ply roof system.
        *This roof is guaranteed for 10 years.
        **Price does not include 1/2 plywood sheathing if required.

4.      HVAC                                      $76,000.00

        -Install new HVAC system in building #1.
        -System is to be designed to accommodate new tenant.
        -55-ton package is estimated.
        -Building #2 design and reuse existing equipment.
        -Remove equipment not needed.

5.      FLOORING                                  $10,000.00

        -Provide clean floor.
        -Evaluate condition of floor after demolition.
        -Patch to level condition.
        *This item will need to be discussed, an allowance has been made.

6.      REST ROOMS                                $50,000.00

        -Build new restrooms in building #1 and building #2.
        -Location and size to be determined.
        *This is an allowance

7.      SKYLIGHTS                                 $30,000.00

        -Clerestory type of skylights considered for the three buildings. -Location and size to be determined.
        *This is an allowance only as we need to know structural requirements.

8.      WINDOWS                                   $15,000.00

        -Windows are to be cleaned.
        -Broken glass replaced.
        -Hardware shall be repaired and left in working condition. -Windows removed by previous tenant shall be replaced to match existing.

9.      SPRINKLERS                                $6,500.00

        -Existing sprinkler heads shall be removed and relocated under roof deck to accommodate new design.
        *This is an allowance only.

10.     PARKING LOT                               $3,900.00

        -Repair damaged areas and slurry coat surface of front parking lot (approximately 12,000 s.f.)
        -Replace damaged concrete bumpers and restripe area.

Sub-total                                           $412,600.00

        Contingency 5%                             $  20,630.00

Sub-total                                           $433,230.00

        General Conditions/Overhead/Profit 20%     $  86,646.00
                                                   ------------

TOTAL PROPOSAL                                      $519,876.00

                               FIRST AMENDMENT TO
            STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE - NET

        This First Amendment to Standard Industrial/Commercial Single-Tenant Lease - Net ("AMENDMENT" herein) is made and entered into as of March 11, 1999 by and between WERNER WOLFEN, TRUSTEE OF THE LOUIS GLASIER 1974 REVOCABLE TRUST, MICHAEL DUNITZ, NANCY BRUCH, DOROTHY A. DUNITZ, HARVEY ROSENBERG, AND JUDY ROSENBERG ("LESSOR" collectively herein) and VETERINARY CENTERS OF AMERICA, INC., A DELAWARE CORPORATION ("LESSEE" herein) with reference to the following facts:

        A. Lessor and Lessee entered into that certain Standard
Industrial/Commercial Single-Tenant Lease - Net dated January 1, 1999 ("LEASE" herein).

        B. The Lease provided that certain matters would be left for future agreement of the Parties.

        C. The Parties desire to amend the Lease as hereinafter more particularly provided.

NOW, THEREFORE, in consideration of the covenants, premises and agreements, the parties hereto do hereby agree as follows:

1. DESCRIPTION OF LESSOR'S WORK. Paragraph 52.1 of the Lease is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

"52.1   DESCRIPTION OF LESSOR'S WORK.

        52.1.1 LESSOR'S PHASE ONE WORK. After all contingencies to the effectiveness of this Lease have expired or been waived, at Lessor's sole cost and expense, Lessor shall perform only the following Alterations for Lessee ("LESSOR'S PHASE ONE WORK" collectively herein):

        (A) Lessor shall deliver Buildings A, B and C to Lessee in broom clean condition; and,

        (B) Lessor shall demolish the non-structural improvements in Buildings A, B and C (including the presently existing men's and women's restrooms in Buildings A, B and C) which improvements are shown on the Demolition Plan which is attached hereto as EXHIBIT "B"; and,

        (C) Lessor shall perform Lessor's Phase One Work in compliance with all Applicable Requirements including, but not limited to, compliance with fire code requirements and any work necessary for the Lessor's Phase One Work to comply with the Americans with Disabilities Act or any similar Applicable Requirements pertaining to access by handicapped persons, all of which shall be accomplished without regard to Lessee's Work. Lessee shall at Lessee's sole cost and expense cause any of Lessee's Work to comply with the Americans With Disabilities Act including but not limited to any compliance with the Americans With Disabilities Act for matters which are not Lessee's Work which are triggered by Lessee's Work. After the Commencement Date, Lessee shall at Lessee's sole cost and expense (except as provided above) cause the Premises and any Alterations and/or Utility Installations done by Lessee and Lessee's Work to comply with the Americans With Disabilities Act; and,

        (D) Lessor shall provide Lessee with information concerning the condition and specifications of the presently existing electrical system. By signing this Lease, Lessee approves such condition and specifications; and,

        (E) Provide level floors throughout the Premises using the existing floor as a benchmark; and,

        (F) Abate asbestos-containing material, if any, or other Hazardous Substances, if any, in the Premises in accordance with Applicable Requirements. Lessor shall have the sole right to determine whether the method employed will be removing or remediating the asbestos, taking into consideration the extent that Lessee's Work will disturb any existing asbestos-containing materials or other Hazardous Substances; and,

        (G) The presently existing fire sprinkler system shall be delivered in good working order without reference to the use for which Lessee shall use the Premises.

        52.1.2 LESSOR'S PHASE TWO WORK. After all contingencies to the effectiveness of this Lease have expired or been waived, and after Lessee has delivered Lessor Plans (as defined in PARAGRAPH 53.7 which have been approved by the City of Los Angeles and Lessor, Lessor's sole cost and expense, Lessor shall perform only the following Alterations for Lessee ("LESSOR'S PHASE TWO WORK" collectively herein); provided, however, Lessor may, but shall not be obligated to, perform the Lessor's Phase Two Work prior to Lessee delivering to Lessor the Plans which have been approved by the City of Los Angeles and Lessor:

        (A) HVAC.

        (1) IN GENERAL. Lessor shall provide information to Lessee regarding the condition and specifications of the presently existing HVAC units. By signing this Lease, Lessee approves such condition and specifications. Lessor shall deliver the HVAC units to Lessee in good operating condition as required by and subject to PARAGRAPH 2.2 of this Lease. Lessor and Lessee shall use the same contractor for performing their respective work in connection with the HVAC system in Building A, Building B and Building C. Notwithstanding anything to the contrary contained in this Lease, Lessee shall not be responsible for the capital costs of replacing such HVAC units unless the reason for such replacement was that Lessee failed to maintain the HVAC service contracts required by this Lease or failed to perform routine maintenance of such units. Lessee shall keep in force and effect at Lessee's sole cost and expense a service and maintenance contract with respect to the HVAC units.

        (2) BUILDING A. Lessor shall install new HVAC equipment for Building A, the tonnage for which shall not exceed 57 tons. Lessee (not Lessor) shall be responsible for: (a) distribution of the HVAC within the Building A as well as condensate drains; and, (b) bringing electricity from the panel to the HVAC units for Building A. Concurrently with the execution and delivery of this Lease, Lessee shall provide the specific size of the units, number of units and location of said units. Lessor is not able to order nor perform such work unless and until Lessee has provided said information to Lessor.

        (3) BUILDING B. Lessor shall provide one (1) of the presently existing 10 ton HVAC units and one (1) presently existing 7.5 ton HVAC units; both of said units are presently on Building B. Lessor shall also provide heat. Lessee (not Lessor) shall be responsible for distribution of the HVAC within Building B as well as condensate drains. Lessor shall bring electricity from the panel to the HVAC units for Building B.

        (4) BUILDING C. Lessor shall provide one (1) of the presently existing 5 ton HVAC units and one (1) of the presently existing 10 ton units; both of said units are presently on Building C. In addition, Lessor shall relocate one (1) of the presently existing 10 ton units from Building B to Building C. In addition, Lessor shall provide a new 6 to 7 ton unit on Building C. Lessor shall also hook up the gas to provide heat to Building C. Lessee (not Lessor) shall be responsible for distribution of the HVAC within the Building C as well as condensate drains. Lessor shall bring electricity from the panel to the HVAC units for Building C; and,

        (B) Re-install or install the windows shown on the Window Plan which is attached hereto as EXHIBIT "C" and incorporated herein by this reference. The Window Plan shall also contain the size and specifications for such windows; and,

        (C) Remove the presently existing broadcast tower at the rear of the Premises; and,

        (D) Install a new roof on the A Building, B Building and C Building;
and,

        (E) Lessor shall sandblast the interior and exterior walls and ceilings of Buildings A and B only, including the north exterior side of Building B as to which side approximately four inches of concrete shall not be removed unless Lessee, in Lessee's sole and absolute discretion, disapproves the appearance of the north exterior side of Building B after it has been sandblasted and sealed. If Lessee disapproves such appearance, Lessor shall apply a plaster skim coat to said north exterior side of Building B; and,

        (F) Building to meet City seismic code requirements but only if mandated and required by any earthquake hazard ordinance in effect as of the Commencement Date (but not if required due to Lessee's Work, Lessee Owned Alterations and/or Utility Installations or by the use to which Lessee will put the Premises); and,

        (G) Install rigid insulation with an R-factor of R-19, which meets current building codes on the roof of Building A, Building B and Building C; provided, however, that if Lessee wants any insulation which costs more than R-19, Lessee shall pay be increased cost; and,

        (H) Lessor to provide sewer and water to Building B. Any modifications required by Lessee's Plans to the presently existing sewer and water lines to Building C shall be paid for and performed by Lessee; and,

        (I) Slurry coat, re-stripe and repair the parking lot area; and,

        (J) Install skylights in the front two (2) buildings; and,

        (K) Install windows where there are roll-up doors in the C Building."

2. EXHIBIT "C" - WINDOW PLAN. Exhibit "C" which is attached to the Lease is hereby deleted in its entirety and Exhibit "C" which is attached to this Amendment is hereby substituted in lieu thereof.

3. LESSEE'S WORK. Paragraph 53.1 of the Lease is hereby deleted in its entirety and the following is hereby inserted in lieu thereof.

        "53.1 LESSEE'S WORK. If Lessee desires any Alterations and/or Utility Installations to the Premises ("LESSEE'S WORK" herein), Lessee shall comply with all of the terms and provisions of this Lease including but not limited to PARAGRAPH 6 of this Lease. Lessee shall construct all of such Lessee's Work at Lessee's sole cost and expense, except as hereinafter provided. Lessor hereby agrees to provide Lessee with an Allowance in the total amount of One Hundred Thousand Three Hundred Dollars ($100,300), subject to PARAGRAPH 52.7, so that Lessee shall perform the following as part of Lessee's Work:

               53.1.1 Install new men's and women's restrooms in Buildings A, B and C in compliance with all Applicable Requirements. The restroom fixtures and configuration shall be subject to the mutual approval of Lessor and Lessee; and,

               53.1.2 Slurry coat, re-stripe and repair the parking lot area;
and,

               53.1.3 Install skylights in the front two (2) buildings; and,

               53.1.4 Install windows where there are roll-up doors in the C Building as shown on the Window Plan which is attached hereto as EXHIBIT "C". The Window Plan shall also contain the size and specifications for such windows.

The amount of the Allowance is based on amounts contained in EXHIBIT "D". The Parties recognize that said figure is based on estimates which have not been bid out to subcontractors. The only way to determine the exact amount of any particular item is to have it bid out to subcontractors. The successful subcontractor would then sign a contract becoming contractually bound to honor the price for the particular work in question. The Lessee has an immediate need for the Premises because Lessee's existing office lease expires soon. The Parties are using said estimates, rather than figures which have been bid to subcontractors, in order to get this Lease signed in time for work to be done so Lessee may move into the Premises on or about the time its existing office lease expires. Lessee acknowledges that Lessee has had said estimates reviewed by Lessee and by its design professionals, including but not limited to architect, space planner, engineers, and contractors. Lessor shall not be liable to Lessee and the amount of the Allowance shall not be increased if said estimates are not accurate, except as hereinafter provided."

4. EXHIBIT "D". Exhibit "D" which is attached to the Lease is hereby deleted in its entirety and Exhibit "D" which is attached to this Amendment is hereby substituted in lieu thereof.

5. ASSIGNMENT AND SUBLETTING - PERMITTED TRANSFER. Paragraph 80.2 of the Lease is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

        " 80.2 PERMITTED TRANSFERS. Notwithstanding anything to the contrary contained in PARAGRAPH 11 of the Lease, Lessee shall have the right to make "PERMITTED TRANSFERS" (as that term is more particularly hereinafter defined) without Lessor's prior written consent and without payment of any Transfer Consideration; provided, however, that prior to such Permitted Transfer Lessee gives Lessor written evidence reasonably satisfactory to Lessor that the Transfer in question fulfills the definition of a Permitted Transfer together with a written representation and warranty of Lessee that the Permitted Transfer is a Permitted Transfer. Lessee shall be entitled to keep all consideration of any kind received in connection with any Permitted Transfer. In the event of a Permitted Transfer, the original Lessee named herein, shall remain primarily liable after such Permitted Transfer under this Lease for all of the obligations and payments of Rent required under this Lease. The term "PERMITTED TRANSFER" shall mean and include only the involvement of Lessee or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, transfer, leveraged buy-out or otherwise), whether or not a formal assignment or hypothecation of this Lease or Lessee's assets occurs, which does not result or will not result in a reduction of the Net Worth of Lessee below the "PERMITTED TRANSFER NET WORTH" (as that term is hereinafter more particularly defined). "PERMITTED TRANSFER NET WORTH" shall mean: (a) during the first twelve (12) months after the date of this Lease, the Net Worth of Lessee in the amount of Thirty Five Million Dollars ($35,000,000); and, in each twelve
(12) month period thereafter during the Original Term and during any Option Period, the amount of the Permitted Transfer Net Worth for the immediately preceding twelve (12) month period multiplied by 1.03. "NET WORTH OF LESSEE" shall mean the net worth of Lessee (excluding any guarantors) established under generally accepted accounting principles."

6. ASSIGNMENT AND SUBLETTING - CHANGE IN CONTROL. Paragraph 80.4 of the Lease is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

        " 80.4 CHANGE IN CONTROL. PARAGRAPH 11.1(B) of the Printed Lease is hereby deleted in its entirety and the following is hereby substituted in lieu thereof:

        `(b) If the stock in Lessee (or in Lessee's parent or successor corporation) is not publicly traded on a national stock exchange such as, by way of illustration only, NASDAQ, the New York Stock Exchange, American Stock Exchange or Pacific Stock Exchange, then a change in control of Lessee shall constitute an assignment requiring consent. The transfer, on a cumulative basis, of more than fifty percent (50%) of the voting control of Lessee shall constitute a change in control for this purpose."'

7. DEFINED TERMS. Capitalized terms which are not defined in this Amendment shall have the same definitions as in the Agreement.

         [The remainder of this page has intentionally been left bank.]

[Continuation of First Amendment to Standard Industrial/Commercial Single-Tenant Lease - Net made and entered into as of March 11, 1999]

8. RATIFICATION. Except as provided in this Amendment, the Lease shall remain unmodified and in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first mentioned above.

LESSOR                                                   DATED:  March __, 1999


/S/ WERNER WOLFEN
------------------------------------
WERNER WOLFEN, TRUSTEE OF THE
LOUIS GLASIER 1974 REVOCABLE TRUST


/s/ Michael Dunitz
------------------------------------
MICHAEL DUNITZ


/s/ Nancy Bruch
------------------------------------
NANCY BRUCH


/s/ Dorothy A. Dunitz
------------------------------------
DOROTHY A. DUNITZ


/s/ Harvey Rosenberg
------------------------------------
HARVEY ROSENBERG


/s/ Judy Rosenberg
------------------------------------
JUDY ROSENBERG



LESSEE:                                                  DATED: March 11, 1999
VETERINARY CENTERS OF AMERICA, INC.,
A DELAWARE CORPORATION


By:     /s/ Robert L. Antin
        Robert L. Antin
        Its: President


By:     /s/ Tomas Fuller
        Tomas Fuller
        Its: Vice President

                                   EXHIBIT "C"

                                   WINDOW PLAN


1.      BUILDING A.

        a. IN GENERAL. Lessor shall clean the interior and exterior sides of the presently existing perimeter windows and perimeter window frames. Lessor shall replace any broken glass. If any windows have been blacked-out, Lessor will remove the blacked-out portions. If the blacked-out panes cannot be removed, Lessor will replace the glass with clear glass panes. Lessor shall not have any obligation to demolish nor to replace the presently existing interior windows.

        b. NORTH WALL. Lessor shall clean and repair the presently existing window and door. The presently existing bathroom window in the bathroom along the north side of the building shall be enlarged and replaced to match the other presently existing windows, subject to structural engineer's review and approval.

2.      BUILDING B.

        a. EAST WALL. Lessor shall clean the interior and exterior sides of the presently existing windows and window frames. Lessor shall replace any broken glass. If any windows have been blacked-out, Lessor will remove the blacked-out portions. If the blacked-out panes cannot be removed, Lessor will replace the glass with clear glass panes.

        b. WEST WALL.

        i. Lessor shall clean the interior and exterior sides of the presently existing window and window frame. Lessor shall replace any broken glass. If any window has been blacked-out, Lessor will remove the blacked-out portions. If the blacked-out panes cannot be removed, Lessor will replace the glass with clear glass panes.

        ii. There is a presently existing door in the west wall. If Lessee's floor plan calls for a window to be installed where said door exists, the Lessor shall install a window and window frame where said door exists, subject to structural engineering for the building permitting same.

        iii. In lieu of restoring the northernmost window on the west wall Building B, Lessor will pay for and install a standard size, roll-up, garage door (with window glass) to fit the existing opening and fill in the area around the new door.

        c. NORTH WALL. There are currently no windows in the north wall. Since Lessee's plan shows no window in this wall, Lessor shall not be required to install window frames or windows where there were once windows which are presently bricked up or otherwise covered over with stucco or other building materials.

        d. SOUTH WALL. Lessor shall clean the interior and exterior sides of the presently existing perimeter windows and perimeter window frames. Lessor shall replace any broken glass. If any windows have been blacked-out, Lessor will remove the blacked-out portions. If the blacked-out panes cannot be removed, Lessor will replace the glass with clear glass panes.

3.      BUILDING C.

        a. SOUTH WALL. There are roll-up doors in the south wall of each unit of Building C. Any work in connection with removing any or all of said roll-up doors and replacing same with windows, shall be part of Lessee's Work for which the Allowance is being furnished, as more particularly provided in Paragraph
53.1 of this Lease.

4.      GENERAL.

        a. The size and materials for any new window frames and windows Lessor is obligated to install shall match as closely as possible the presently existing windows in any of the Buildings.

        b. In the event Lessor is obligated to install new window frames, the parties acknowledge that the lead time to order the window frames is approximately 6 weeks. Lessor will require at least that much time after it receives Lessee's floor plan to order the window frames and windows and any time periods provided in this Lease for Lessor to install such new windows shall be automatically extended to incorporate said lead time.

        c. In lieu of Lessor providing any of Lessor's Work for Building A and for Building B which is provided under this Exhibit "C", Lessee may elect to receive an Allowance from Lessor in the amount of Thirty Thousand Dollars ($30,000), which amount shall be in addition to the Allowance provided in PARAGRAPH 53.1 of the Lease. In order to make this election, Lessee shall give Lessor written notice thereof on or before MARCH 15, 1999. If Lessee fails to give such written notice within the time and in the manner provided herein, it shall be deemed that Lessee has elected not to accept said Allowance.

                               End of Exhibit "C"

                                   Exhibit "D"

        COMPUTATION OF ALLOWANCE FOR LESSEE'S WORK

ITEM                                     AMOUNT
----------------------------------       ----------------------
Installation of new restrooms                       $85,000.00
Add: 18% from profit and overhead                   $15,300.00

TOTAL ALLOWANCE                                    $100,300.00


                               End of Exhibit "D"